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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THERAVANCE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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March 24, 2010

Dear Stockholder:

            I am pleased to invite you to attend Theravance, Inc.'s 2010 Annual Meeting of Stockholders, to be held on Tuesday, April 27, 2010 at the Presidio Room, Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, California 94080. The meeting will begin promptly at 1:00 p.m., local time.

            Enclosed are the following:

  •
  our Notice of Annual Meeting of Stockholders and Proxy Statement for 2010;

  •
  our Annual Report on Form 10-K for 2009; and

  •
  a proxy card with a return envelope to record your vote.

            Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

            Your vote is important. Whether or not you expect to attend, please date, sign, and return your proxy card in the enclosed envelope, or vote via telephone or the Internet according to the instructions in the Proxy Statement, as soon as possible to assure that your shares will be represented and voted at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even though you have previously voted by proxy if you follow the instructions in the Proxy Statement.

            On behalf of your Board of Directors, thank you for your continued support and interest.

Sincerely,

Rick E Winningham Chief Executive Officer

901 Gateway Boulevard
South San Francisco, CA 94080

T 650.808.6000 F 650.827.8690
www.theravance.com

Theravance, Inc.
901 Gateway Boulevard
South San Francisco, California 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 27, 2010

Dear Stockholder:

            You are cordially invited to attend the Annual Meeting of Stockholders of Theravance, Inc., a Delaware corporation (the "Company"). The meeting will be held on Tuesday, April 27, 2010, at 1:00 p.m. local time at the Presidio Room, Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, California 94080 for the following purposes:

    1.
    To elect directors to serve for the ensuing year.

    2.
    To approve the amendment and restatement of the Theravance, Inc. 2004 Equity Incentive Plan ("Incentive Plan").

    3.
    To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010.

    4.
    To conduct any other business properly brought before the meeting.

            These items of business are more fully described in the Proxy Statement accompanying this Notice.

            The record date for the Annual Meeting is March 1, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Bradford J. Shafer Senior Vice President, General Counsel and Secretary

South San Francisco, California
March 24, 2010

            You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card, or vote via telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must provide a valid proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders to be held on April 27, 2010:

The proxy statement is available at http://investor.theravance.com/proxy.cfm.

Theravance, Inc.
901 Gateway Boulevard
South San Francisco, California 94080

PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

April 27, 2010

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

            We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Theravance, Inc. (sometimes referred to as the "Company" or "Theravance") is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders (the "Annual Meeting"). You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions on the enclosed proxy card to submit your proxy via telephone or on the Internet.

            The Company intends to mail this Proxy Statement and accompanying proxy card on or about March 29, 2010 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

            Only stockholders of record at the close of business on March 1, 2010 will be entitled to vote at the Annual Meeting. On this record date, there were 54,986,805 shares of Company common stock ("Common Stock") outstanding and 9,401,499 shares of Company Class A Common Stock ("Class A Common Stock") outstanding. All of these outstanding shares are entitled to vote at the Annual Meeting as the Class A Common Stock is entitled to vote with the Common Stock in connection with the matters set forth in this Proxy Statement. Entities affiliated with GlaxoSmithKline plc own all outstanding shares of Class A Common Stock. The holders of Common Stock and the holders of Class A Common Stock each have the right to one vote for each share they held as of the record date.

    Stockholder of Record: Shares Registered in Your Name

            If on March 1, 2010 your shares were registered directly in your name with our transfer agent, The Bank of New York Mellon, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy via telephone or the Internet as instructed on your proxy card to ensure your vote is counted.

    Beneficial Owner: Shares Registered in the Name of a Broker or Bank

            If on March 1, 2010 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. A number of brokers and banks enable beneficial holders to give voting instructions via telephone or the Internet. Please refer to the voting instructions provided by your bank or broker. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you provide a valid proxy from your broker, bank or other custodian.

What am I voting on?

            There are three matters scheduled for a vote:

  •
  Election of nine directors;

  •
  Approval of an amendment and restatement of our Incentive Plan; and

  •
  Ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

How do I vote?

            You may either vote "For" all the nominees to the Board of Directors or you may withhold your vote from any nominee you specify. You may not vote your proxy "For" the election of any persons in addition to the nine named nominees. For the other matters to be voted on, you may vote "For" or "Against" or abstain from voting. The procedures for voting are explained below.

    Stockholder of Record: Shares Registered in Your Name

            If you are a stockholder of record, you may vote by proxy using the enclosed proxy card, vote by proxy on the Internet or by telephone, or vote in person at the Annual Meeting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

  –>
  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

  –>
  To vote on the Internet, please follow the instructions provided on your proxy card.

  –>
  To vote by telephone, please follow the instructions provided on your proxy card.

  –>
  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers.

    Beneficial Owner: Shares Registered in the Name of Broker or Bank

            If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received instructions for granting proxies with these proxy materials from that organization rather than from the Company. A number of brokers and banks enable beneficial holders to give voting instructions via telephone or the Internet. Please refer to the voting instructions provided by your bank or broker. To vote in person at the Annual Meeting, you must provide a valid proxy from your broker, bank, or other custodian. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

            On each matter to be voted upon, you have one vote for each share of Common Stock and each share of Class A Common Stock you owned as of March 1, 2010.

What if I return a proxy card but do not make specific choices?

            If you return a signed and dated proxy card without marking any voting selections, your shares will be voted (i) "For" the election of all nine nominees for director, (ii) "For" the proposed amendment and restatement of our Incentive Plan and (iii) "For" ratification of Ernst & Young LLP as our independent registered public accounting firm. However, with respect to (i) and (ii) of the preceding sentence, if you are not a record holder, such as where your shares are held through a broker, nominee, fiduciary or other custodian, you must provide voting instructions to the record holder of the shares in accordance with the record holder's requirements in order for your shares to be properly voted. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

            We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

            If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

            Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may send a written notice that you are revoking your proxy to the Secretary of the Company at 901 Gateway Boulevard, South San Francisco, California 94080.

  •
  You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

            Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and (with respect to proposals other than the election of directors) "Against" votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes, as described in the next paragraph, have no effect and will not be counted towards the vote total for any proposal.

            If your shares are held by your broker as your nominee (that is, in "street name"), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange ("NYSE") on which your broker may vote shares held in street name without your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under NYSE rules applicable to our prior annual meetings, the uncontested election of a member of the Board of Directors was considered "discretionary" and brokers were permitted to vote your shares held in street name even in the absence of your instructions. Under recently adopted NYSE rules, any election of a member of the Board of Directors, whether contested or uncontested, is considered "non-discretionary" and therefore brokers are no longer permitted to vote your shares held in street name for the election of directors in the absence of instructions from you.

How many votes are needed to approve each proposal?

  •
  For the election of directors, the nine nominees receiving the most "For" votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

  •
  To be approved, Proposal 2 to amend and restate our Incentive Plan must receive a "For" vote from the holders of a majority of issued and outstanding shares present in person or represented by proxy at the meeting and entitled to vote thereon. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

  •
  To be approved, Proposal 3 to ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010 must receive a "For" vote from the majority of all outstanding shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon either in person or by proxy. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

What is the quorum requirement?

            A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of all shares outstanding on March 1, 2010, the record date, are represented at the meeting by stockholders present in person or by proxy. On the record date, there were 64,388,304 shares of Common Stock and Class A Common Stock outstanding and entitled to vote. Thus 32,194,153 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

            Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

How can I find out the results of the voting at the Annual Meeting?

            Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2010.

When are stockholder proposals due for next year's Annual Meeting?

            If you wish to submit a proposal to be considered for inclusion in next year's proxy materials or nominate a director, your proposal must be in proper form according to SEC Regulation 14A, Rule 14a-8 and received by the Secretary of the Company on or before November 24, 2010. If you wish to submit a proposal to be presented at the 2011 Annual Meeting of Stockholders but which will not be included in the Company's proxy materials, your Solicitation Notice, as defined in our bylaws, must be received by the Secretary of the Company at Theravance, Inc., 901 Gateway Boulevard, South San Francisco, CA 94080, Attn: Secretary, no earlier than January 13, 2011 and no later than February 12, 2011. You are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Theravance's current bylaws may be found on our website at www.theravance.com.

PROPOSAL 1

ELECTION OF DIRECTORS

            Our Board of Directors currently consists of nine directors. However, Dr. Vagelos, the Chairman of our Board of Directors, determined not to stand for re-election in 2010. The nine nominees for election to the Board of Directors this year, their ages as of February 16, 2010, their positions and offices held with the Company and certain biographical information are set forth below. Each director to be elected will hold office until the next Annual Meeting of Stockholders, or until the director's death, resignation or removal. Eight of the nominees listed below are currently directors of the Company and were previously elected by the stockholders. One nominee has not previously served on our Board of Directors. It is our policy to encourage nominees for director to attend the Annual Meeting. Four of the nominees for election as a director at the 2009 Annual Meeting attended the meeting.

            Directors are elected by a plurality of the votes properly cast in person or by proxy. The nine nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. However, if you are the beneficial owner of the shares, which means that your shares are held by a brokerage firm, bank, dealer, or other similar organization as your nominee, your shares will not be voted for the election of directors in the absence of instructions to your nominee from you. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our current Board of Directors, if any. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

NOMINEES

Name	Age	Positions and Offices Held With the Company
Rick E Winningham	50	Chief Executive Officer and Director
Jeffrey M. Drazan	51	Director
Robert V. Gunderson, Jr.	58	Director
Arnold J. Levine, Ph.D.	70	Director
Burton G. Malkiel, Ph.D.	77	Director
Peter S. Ringrose, Ph.D.	64	Nominee
William H. Waltrip	72	Director
George M. Whitesides, Ph.D.	70	Director
William D. Young	65	Director

            We have determined that each of these director nominees possesses the requisite communication skills, personal integrity, business judgment, ability to make independent analytical inquiries, and willingness to devote adequate time and effort necessary to serve as an effective member of the Board. Other specific experiences, qualifications, attributes or skills of nominees that contributed to our conclusion that the nominees should serve as directors are noted below.

            Rick E Winningham joined Theravance as Chief Executive Officer and a member of our Board of Directors in October 2001. From 1997 to 2001 he served as President, Bristol-Myers Squibb Oncology/Immunology/Oncology Therapeutics Network (OTN) and also as President of Global Marketing from 2000 to 2001. In addition to operating responsibility for U.S. Oncology/Immunology/OTN at Bristol-Myers Squibb, Mr. Winningham also had full responsibility for Global Marketing in the Cardiovascular, Infectious Disease, Immunology, Oncology/ Metabolics and GU/GI/Neuroscience therapeutic areas. Mr. Winningham held various management positions with Bristol-Myers Squibb and its predecessor, Bristol-Myers, since 1986. Mr. Winningham holds an M.B.A. from Texas Christian

University and a B.S. degree from Southern Illinois University. We believe that it is appropriate and desirable for our Chief Executive Officer to serve on our Board. Mr. Winningham's demonstrated leadership in his field, his prior senior management experience in our industry and his experience as our Chief Executive Officer contributed to our conclusion that he should serve as a director.

            Jeffrey M. Drazan has served as a director of Theravance since December 1999. Mr. Drazan has been a General Partner with Sierra Ventures, a private venture capital firm, since 1984. Mr. Drazan has also been a Managing Director of Bertram Capital, a private equity firm, since September 2006. He also serves as a director of several private companies. Mr. Drazan holds an M.B.A. degree from New York University's Graduate School of Business Administration and a B.S.E. degree in Engineering from Princeton University. Mr. Drazan's demonstrated leadership in his field, his knowledge of finance and experience in financing matters contributed to our conclusion that he should serve as a director.

            Robert V. Gunderson, Jr. has served as a director of Theravance since September 1999. He is a founding partner of the law firm of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, where he has practiced since 1995. Mr. Gunderson currently serves as a director of a number of private companies. Mr. Gunderson holds a J.D. from the University of Chicago, where he was Executive Editor of The University of Chicago Law Review. Mr. Gunderson also received an M.B.A. in Finance from The Wharton School, University of Pennsylvania and an M.A. from Stanford University. Mr. Gunderson's demonstrated leadership in his field, his understanding of our industry and his knowledge of financial and financing matters contributed to our conclusion that he should serve as a director.

            Arnold J. Levine, Ph.D., served as a director of Theravance from inception until February 2002. He rejoined our Board of Directors in June 2003. Dr. Levine is currently a professor at The Cancer Institute of New Jersey, Robert Wood Johnson School of Medicine, New Brunswick, NJ, and a professor at the Institute for Advanced Study, Princeton, NJ, positions he has held since January 2003. He was President of The Rockefeller University from 1998 until his retirement in February 2002. He was the Harry C. Wiess Professor in Life Sciences and former Chairman of the Department of Molecular Biology at Princeton University from 1984 until 1996. Dr. Levine is a member of the board of directors of Life Technologies, Inc. and Infinity Pharmaceuticals, Inc. In addition, in the past five years, Dr. Levine has served on the board of directors of Applera Corporation. He is a member of the National Academy of Sciences. Dr. Levine was Editor-in-Chief of the Journal of Virology from 1984 to 1994 and is a member of scientific advisory boards of several cancer centers. Dr. Levine holds a Ph.D. in Microbiology from the University of Pennsylvania and a B.A. from Harpur College, State University of New York at Binghamton. Dr. Levine's demonstrated leadership in his field, his knowledge of scientific matters affecting our business and his understanding of our industry contributed to our conclusion that he should serve as a director.

            Burton G. Malkiel, Ph.D., has served as a director of Theravance since July 2007. Dr. Malkiel, the Chemical Bank Chairman's Professor of Economics at Princeton University, is the author of A Random Walk Down Wall Street. He is also the author of over 125 articles and is the author or co-author of nine other books. From 1981 to 1988 he was dean of the Yale University School of Management and also served as the William S. Beinecke Professor of Management Studies. He is a past appointee to the President's Council of Economic Advisors. In addition, Dr. Malkiel currently serves on the board of directors of several corporations including The Vanguard Group Ltd. and Genmab. He also serves on several investment management boards including the Investment Committees for the American Philosophical Association and Alpha Shares, LLC. He is a past president of the American Finance Association and the International Atlantic Economic Association. He holds a B.A. and MBA degree from Harvard University and a Ph.D. degree from Princeton University. Dr. Malkiel's demonstrated leadership in his field, his knowledge of financial and financing matters, and his ability to serve as a financial expert on our Audit Committee contributed to our conclusion that he should serve as a director.

            Peter S. Ringrose, Ph.D.,was nominated for election as a director of Theravance in February 2010. Dr. Ringrose was Chief Scientific Officer and President of Bristol Myers Squibb Pharmaceutical Research Institute from 1997-2002 and Senior Vice-President for Worldwide Drug Discovery at Pfizer Inc from 1982-1996. Since 2002 Dr. Ringrose has served as chair of the Biotechnology and Biological Sciences Research Council UK (2003-2009) and was a non-executive director of Cambridge Antibody Technology until its acquisition by Astra Zeneca in 2006. He is currently a non-executive director of Rigel Pharmaceuticals Inc., Astex Therapeutics Ltd. and Biotica Technology Ltd. Dr. Ringrose is a council member of the UK Foundation for Science and Technology and was a member the UK Government's Technology Strategy Board until 2009. Dr. Ringrose received a BSc, MA and PhD from the University of Cambridge. His significant scientific leadership experience in the pharmaceutical industry contributed to our conclusion that Dr. Ringrose should serve as a director.

            William H. Waltrip has served as a director of Theravance since April 2000. Mr. Waltrip served from 1993 until 2003 as Chairman of the board of directors of Technology Solutions Company, a systems integration company, and from 1993 until 1995 he was Chief Executive Officer of that company. From 1995 to 1998 he also served as Chairman of Bausch & Lomb Inc., and during 1996 and 2002 was the company's Chief Executive Officer. From 1991 to 1993 he was Chairman and Chief Executive Officer of Biggers Brothers, Inc., a food service distribution company, and was a consultant to private industry from 1988 to 1991. From 1985 to 1988 he served as President and Chief Operating Officer of IU International Corporation, a transportation, environmental and distribution company. Earlier, he had been President, Chief Executive Officer and a director of Purolator Courier Corporation. He is a member of the board of directors of Charles River Laboratories Corporation and Thomas & Betts Corporation. Mr. Waltrip's demonstrated leadership in his field, his understanding of our industry and his experience as a chief executive officer and chairman of several companies contributed to our conclusion that he should serve as a director.

            George M. Whitesides, Ph.D., co-founded Theravance in 1996 and has served as a member of our Board of Directors since inception. He has been Woodford L. and Ann A. Flowers University Professor at Harvard University since 2004. From 1986 until 2004, Dr. Whitesides was Mallinckrodt Professor of Chemistry at Harvard University. From 1982 until 1991 he was a member of the Department of Chemistry at Harvard University and Chairman of the Department of Chemistry from 1986 until 1989. He was a faculty member of the Massachusetts Institute of Technology from 1964 until 1982. Dr. Whitesides was a 1998 recipient of the National Medal of Science. He is a member of the editorial boards of 14 scientific journals. He is also a member of the board of directors of Surface Logix, Inc., Nano-Terra Inc., Arsenal Biomedical, Inc., and Hughes Research Laboratories, L.L.C. In addition, in the past five years, Dr. Whiteside has served on the board of directors of Rohm and Haas Company. Dr. Whitesides holds a Ph.D. in Chemistry from the California Institute of Technology and a B.A. from Harvard University. Dr. Whiteside's demonstrated leadership in his field, his knowledge of scientific matters affecting our business and his understanding of our industry contributed to our conclusion that he should serve as a director.

            William D. Young has served as a director of Theravance since April 2001. Mr. Young served from 1999 until 2009 as Chairman of the board of directors and Chief Executive Officer of Monogram Biosciences, Inc. From 1980 to 1999 Mr. Young was employed at Genentech, Inc., most recently as Chief Operating Officer, where he was responsible for all Product Development, Manufacturing and Commercial functions. Prior to joining Genentech, Mr. Young worked at Eli Lilly and Company for fourteen years and held various positions in production and process engineering, antibiotic process development and production management. He is Chairman of the board of directors of Biogen Idec, Inc. Mr. Young received his M.B.A. from Indiana University and his B.S. in Chemical Engineering from Purdue University, and an honorary Doctorate of Engineering from Purdue University. Mr. Young was elected to The National Academy of Engineering in 1993 for his contributions to biotechnology. Mr. Young's demonstrated leadership in his field, his understanding of our industry and his senior management experience in several companies in our industry contributed to our conclusion that he should serve as a director.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

INDEPENDENCE OF THE BOARD OF DIRECTORS

            As required under the listing standards of the Nasdaq Global Market ("Nasdaq"), a majority of the members of a Nasdaq-listed company's board of directors must qualify as "independent," as affirmatively determined by its board of directors. Our Board of Directors consults with counsel to ensure that the Board of Directors' determinations are consistent with all relevant laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

            Management has reviewed the directors' and the non-director nominee's responses to a questionnaire asking about their transactions, relationships and arrangements with the Company (and those of their immediate family members) and other potential conflicts of interest. Other than as set forth in this Proxy Statement, these questionnaires did not disclose any transactions, relationships, or arrangements that question the independence of our directors. After reviewing this information, our Board of Directors affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards except for Rick E Winningham and P. Roy Vagelos and that the non-director nominee would be an independent director within the meaning of the applicable Nasdaq listing standards.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

            As required under Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. William H. Waltrip presides over these executive sessions. The Board has an Audit Committee, a Compensation Committee, a Nominating/Corporate Governance Committee, a Science and Technology Advisory Committee, a Stock Option Committee and a New Hire Award Committee. For the nominees that are current directors, the following table provides membership and meeting information for each of the Board committees during 2009:

Name	Audit		Compensation		Nominating/ Corporate Governance		Science and Technology Advisory Committee		Stock Option Committee		New Hire Award Committee
Rick E Winningham							X		X
Jeffrey M. Drazan	X		X
Robert V. Gunderson, Jr.					X
Arnold J. Levine, Ph.D							X	*
Burton G. Malkiel, Ph.D.	X
William H. Waltrip	X	*			X	*
George M. Whitesides, Ph.D			X				X
William D. Young			X	*	X						X
Total meetings in fiscal year 2009	8		6		2		1		0	#	0	#

*
Committee Chairperson.

#
One-person committees did not meet in 2009, but acted by written consent during the year.

            Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of the Audit, Compensation and Nominating/Corporate Governance

Committees meets the applicable rules and regulations regarding "independence" and that each such member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.

    Audit Committee

            The Audit Committee of the Board of Directors oversees our accounting practices, systems of internal controls and financial reporting processes. For this purpose, the Audit Committee performs several functions. The Audit Committee determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves audit and permissible non-audit services provided by the independent auditors to the Company; confers with management and the independent auditors regarding the effectiveness of internal controls, financial reporting processes and disclosure controls; consults with management and the independent auditors regarding Company policies governing financial risk management; reviews and discusses reports from the independent auditors on critical accounting policies used by the Company; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews and approves related-person transactions in accordance with the Company's Policies and Procedures with respect to Related-Person Transactions and applicable Nasdaq rules; reviews the financial statements to be included in our Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of quarterly reviews and any significant changes in our accounting principles. Our Audit Committee charter can be found on the corporate governance section of our corporate website at www.theravance.com. Each of Jeffrey M. Drazan, Burton G. Malkiel, Ph.D. and William H. Waltrip served on the Audit Committee of the Board of Directors during 2009. The Audit Committee met eight times during 2009. On February 10, 2010, the Board of Directors, upon the recommendation of the Nominating/Corporate Governance Committee, appointed Dr. Malkiel to replace Mr. Waltrip as Chairman of the Audit Committee.

            The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in the Nasdaq listing standards). The Board of Directors has determined that Burton G. Malkiel, Ph.D. is an audit committee financial expert as defined by Item 407(d) of Regulation S-K. The Board made a qualitative assessment of Dr. Malkiel's level of knowledge and experience based on a number of factors, including his post-graduate education in finance and his experience serving on the audit committees of the board of directors of several public companies.

    Compensation Committee

            The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for the Company. Specifically, the Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our principal executive officer and other executive officers; approves the individual bonus programs in effect for the principal executive officer, other executive officers and key employees for each fiscal year; recommends to the Board of Directors the compensation of the directors; recommends to the Board of Directors the adoption or amendment of equity and cash incentive plans; approves amendments to these plans; grants stock options and other equity awards; and administers our equity incentive plans and similar programs. A more detailed description of the Committee's functions can be found in our Compensation Committee Charter. The charter is published in the corporate governance section of our website at www.theravance.com. Three directors comprise the Compensation Committee of the Board of Directors: Messrs. Drazan, Whitesides and Young. All members of the Committee are independent (as independence is currently defined in the Nasdaq listing standards).

            The Compensation Committee met six times during 2009. Mr. Winningham, our principal executive officer, does not participate in the determination of his own compensation or the compensation of directors. However, he makes recommendations to the Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the Committee's deliberations about their compensation. Mr. Shafer, our General Counsel, and Mr. Driver, our Vice President, Human Resources, also assist the Committee in its executive officer, director and employee compensation deliberations. No other executive officers participate in the determination of the amount or form of the compensation of executive officers or directors.

            The Compensation Committee has retained Frederic W. Cook & Co. ("FW Cook") as its independent compensation consultant. FW Cook serves at the pleasure of the Committee rather than the Company and its fees are approved by the Committee. FW Cook provides the Committee with data about the compensation paid by our peer group and other employers who compete with the Company for executives, updates the Committee on new developments in areas that fall within the Committee's jurisdiction and is available to advise the Committee regarding all of its responsibilities. FW Cook also provides data and recommendations concerning the compensation of directors.

            The Compensation Committee, in consultation with FW Cook, reviews and approves the overall strategy for compensating members of the Board of Directors. Specifically, the Committee reviews the compensation of the directors and recommends to the Board any changes to the compensation of the directors.

    Nominating/Corporate Governance Committee

            The Nominating/Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and advising the Board on corporate governance principles for the Company. Our Nominating/Corporate Governance Committee charter can be found on the corporate governance section of our corporate website at www.theravance.com. Three directors comprised the Nominating/Corporate Governance Committee during 2009: Messrs. Gunderson, Waltrip and Young. All members of the Nominating/Corporate Governance Committee are independent (as independence is currently defined in the Nasdaq listing standards). On February 10, 2010, the Board of Directors, upon the recommendation of the Nominating/Corporate Governance Committee, appointed Dr. Malkiel to replace Mr. Gunderson as a member of the Nominating/Corporate Governance Committee and currently the Nominating/Corporate Governance Committee is comprised of Messrs. Malkiel, Waltrip and Young. The Nominating/Corporate Governance Committee met two times during 2009.

            Our Nominating/Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. The committee also considers such factors as having relevant expertise upon which to be able to offer advice and guidance to management, sufficient time to devote to our affairs, demonstrated excellence in his or her field, the ability to exercise sound business judgment and the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating/Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of our Board, our operating requirements and the long-term interests of our stockholders. While we do not have a formal policy on diversity, our Nominating/Corporate Governance Committee considers diversity of experience as one of the factors it considers in conducting its assessment of director nominees, along with such other factors as it deems appropriate given the then current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, our Nominating/Corporate Governance Committee reviews such directors' overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Committee meets to discuss and consider such candidates' qualifications and then selects a nominee for recommendation to the Board by majority vote.

            The Nominating/Corporate Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the Board or the Nominating/Corporate Governance Committee for consideration. If a stockholder of the Company wishes to recommend a director candidate for consideration by the Nominating/Corporate Governance Committee, the stockholder recommendation should be delivered to the Secretary of the Company at the principal executive offices of the Company, and must include information regarding the candidate and the stockholder making the recommendation as required by the Stockholder-Director Communications Policy. Our Stockholder-Director Communications Policy can be found on the corporate governance section of our website at www.theravance.com.

    Science and Technology Advisory Committee

            The Science and Technology Advisory Committee of the Board of Directors reviews and discusses scientific and technological matters affecting the Company. The Science and Technology Advisory Committee also identifies scientific and technological matters that may affect the Company in the future, and develops strategies to address these issues in our research plans. The Science and Technology Advisory Committee reports to the Board periodically. Four directors comprise the Science and Technology Advisory Committee: Drs. Levine, Vagelos and Whitesides and Mr. Winningham. The Science and Technology Advisory Committee met one time during 2009.

    Stock Option Committee

            The Stock Option Committee, of which Mr. Winningham is the sole member, may grant equity awards under the Incentive Plan to employees who are not executive officers. During 2009, the Stock Option Committee did not meet, but acted by written consent four times.

    New Hire Award Committee

            The New Hire Award Committee, of which William Young is the sole member, may grant equity awards to newly hired employees under the 2008 Incentive Plan. During 2009, the New Hire Award Committee did not meet, but acted by written consent twelve times. Assuming stockholder approval of Proposal No. 2, this Committee will not make additional awards under the 2008 Incentive Plan after the date of our Annual Meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

            Each of Jeffrey M. Drazan, George M. Whitesides, Ph.D. and William D. Young served on the Compensation Committee of the Board of Directors during 2009. None of the members of the Compensation Committee was at any time during the 2009 fiscal year (or at any other time) an officer or employee of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

BOARD LEADERSHIP STRUCTURE

            We currently have separate individuals serving as our Chairman of the Board of Directors and our principal executive officer. Dr. Vagelos, a co-founder of Theravance, has served as Chairman of the Board of Directors since our inception and Mr. Winningham has served as our Chief Executive Officer since October 2001. However, Dr. Vagelos has determined not to stand for re-election and thus will cease to be Chairman of the Board of Directors following the date of the Annual Meeting. Following the Annual Meeting, Mr. Winningham will serve as Chairman of the Board of Directors and Chief Executive Officer and Mr. Waltrip will serve as lead independent director. In his role as lead independent director, Mr. Waltrip will provide a source of Board of Directors leadership complementary to that of Mr. Winningham as Chairman of the Board of Directors. As the lead independent director, Mr. Waltrip will coordinate the activities of the other independent directors, including coordinating with the Chairman an appropriate schedule of Board of Directors and committee meetings, suggesting to the Chairman agenda topics for meetings of the Board of Directors, coordinating with the Chairman on the quality, quantity and timeliness of information submitted by management to independent directors, developing agendas for and serving as chairman of the executive sessions of the Board of Directors' independent directors, serving as the principal liaison between the independent directors and the Chairman, discussing the results of the Chief Executive Officer's performance evaluation with the Chairman of the Compensation Committee and, together with the Compensation Committee Chairman, deliver the results of the evaluation to the Chief Executive Officer, and coordinating with the General Counsel and Corporate Secretary responses to questions and/or concerns from stockholders, employees, or other interested parties.

RISK OVERSIGHT MANAGEMENT

            Our Board provides risk oversight for our entire company by receiving management presentations, including risk assessments, from all functional areas of our company, and discussing these assessments with management. The Board's overall risk oversight is supplemented by the Audit Committee, which discusses with management and our independent auditors our risk management guidelines and policies, our major financial risk exposures and the steps taken to monitor and control such exposures. In addition, during meetings of our Scientific and Technology Advisory Committee, the committee addresses scientific and technological risks facing our company.

MEETINGS OF THE BOARD OF DIRECTORS

            The Board of Directors met six times during 2009. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, except for Mr. Drazan, who attended 65% of the meetings, and Dr. Levine, who attended 71% of the meetings.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

            Stockholders interested in communicating with the Board or a particular director should send correspondence to Theravance, Inc. at 901 Gateway Boulevard, South San Francisco, CA 94080, Attn:

Secretary. Each communication should set forth (i) the name and address of the stockholder as it appears on the Company's books and, if the stock is held by a nominee, the name and address of the beneficial owner of the stock, and (ii) the number of shares of the Company's stock that are owned of record by the record holder and beneficially by the beneficial owner. Pursuant to our Stockholder-Director Communications Policy, the Secretary has been instructed, in his discretion, to screen out communications from stockholders that are not related to the duties and responsibilities of the Board. If deemed an appropriate communication, the Secretary will forward it, depending on the subject matter, to the chairperson of a committee of the Board or a particular director, as appropriate.

CODE OF BUSINESS CONDUCT

            The Company has adopted the Theravance, Inc. Code of Business Conduct that applies to all directors, officers and employees. The Code of Business Conduct, as amended and restated on December 10, 2008, is available on the corporate governance section of our website at www.theravance.com. If the Company makes any substantive amendments to the Code of Business Conduct or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

2009 DIRECTOR COMPENSATION

            Non-employee directors of the Company receive compensation for services provided as a director. Each member of our Board who is not an employee receives a $35,000 annual retainer as well as $1,000 for each board and committee meeting attended ($500 for scheduled in-person meetings that a board member attends by video or telephone conference). The chairpersons of the Compensation Committee, the Nominating/Corporate Governance Committee and the Science and Technology Advisory Committee receive $2,000 for each committee meeting attended ($1,000 for scheduled in-person meetings that a board member attends by video or telephone conference), and the chairperson of the Audit Committee receives $3,000 for each audit committee meeting attended in person ($1,500 for scheduled in-person meetings that a board member attends by video or telephone conference). Dr. Vagelos received a flat rate of $87,500 per year for his service as Chairman of the Board and also received the meeting fee described above for his attendance at meetings of the Science and Technology Advisory Committee, of which he is a member. The members of our Board are eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy.

            Each of our independent directors receives periodic automatic grants of equity awards under a program implemented under our Incentive Plan. These grants are non-discretionary. Only independent directors of the Company or affiliates of such directors are eligible to receive automatic grants under the Incentive Plan. Beginning in 2009, the automatic grants to our independent directors consist of restricted stock unit awards ("RSUs") and stock options. Each individual who first becomes an independent director will automatically be granted a one-time grant of RSUs covering 12,000 shares of our Common Stock on the date such individual joins the Board. This initial grant will vest monthly over the director's first two years of service. In addition, each independent director will be automatically granted both an RSU covering 6,000 shares of our Common Stock and a nonstatutory stock option covering 6,000 shares of our Common Stock annually on the date of each Annual Meeting of Stockholders. These annual equity awards will vest monthly over the twelve month period following the date of grant. In addition, the automatic equity awards vest in full if the Company is subject to a change in control or the Board member dies while in service. Each RSU granted pursuant to the automatic grant program will be settled and shares issued thereunder on the earliest to occur of (A) the four-year anniversary of the grant date, (B) 60 days after the director's service terminates or (C) the occurrence of a change in control. Each stock option granted pursuant to the automatic grant program will have an exercise price equal to the fair market value of our Common Stock on the date of grant, a term of up to ten years and will remain exercisable for three years following termination of a director's service.

            In addition to the automatic RSU and stock options described above, directors are also eligible to receive other equity awards under our Incentive Plan.

            Dr. Vagelos was granted an RSU for 25,000 shares of our Common Stock on April 24, 2009. The Compensation Committee determined that the grant to Dr. Vagelos was warranted in light of his significant contributions to Theravance. Subject to Dr. Vagelos' continuous service, the RSU will vest in full on the twelve month anniversary of the date of grant. The RSU will also fully vest if we are subject to a change in control or Dr. Vagelos dies or becomes disabled. The RSU will be settled and shares will be issued thereunder on the earliest to occur of (A) the four-year anniversary of the grant date, (B) 60 days after Dr. Vagelos's service terminates or (C) the occurrence of a change in control.

            The following table sets forth all of the compensation awarded to, earned by, or paid to each person who served as a director during 2009, other than a director who also served as a named executive officer.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Total ($)
(a)	(b)	(c)	(d)	(h)
P. Roy Vagelos	88,500	374,500	0	463,000
Jeffrey M. Drazan	47,500	89,880	41,854	179,234
Robert V. Gunderson, Jr.	42,500	89,880	41,854	174,234
Arnold J. Levine	41,000	89,880	41,854	172,734
Burton G. Malkiel	49,000	89,880	41,854	180,734
William H. Waltrip	66,000	89,880	41,854	197,734
George M. Whitesides	45,500	89,880	41,854	177,234
William D. Young	52,000	89,880	41,854	183,734

(1)
Includes the annual retainer each director receives as well as fees for attendance at Board and committee meetings. Mr. Drazan's retainer and meeting fees are paid to Sierra Ventures VI, LP of which he is an affiliate.

(2)
The amounts in these columns represent the aggregate grant date fair value of stock awards and option awards granted to the director during 2009 computed in accordance with FASB ASC Topic 718. See Note 11 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on February 26, 2010 for a discussion of all assumptions made by the Company in determining the grant date fair value of its equity awards.

(3)
As of December 31, 2009, the above-listed directors held outstanding RSUs under which the following number of shares of our Common Stock are issuable: Messrs. Drazan, Gunderson, Waltrip and Young and Drs. Levine, Malkiel and Whitesides (12,000 each); and Dr. Vagelos (53,898).

(4)
As of December 31, 2009, the above-listed directors held outstanding options to purchase the following number of shares of our Common Stock: Dr. Vagelos (744,355); Messrs. Waltrip and Young (104,870 each); Messrs. Drazan and Gunderson and Drs. Levine and Whitesides (72,612 each); and Dr. Malkiel (36,000).

PROPOSAL 2

APPROVAL OF AMENDMENT AND RESTATEMENT OF 2004 EQUITY INCENTIVE PLAN

            We are asking stockholders to approve an amendment and restatement of our 2004 Equity Incentive Plan (the "Incentive Plan"), including the reservation of 7,600,000 shares of our Common Stock for issuance thereunder pursuant to awards granted on or after January 1, 2010, plus up to 11,457,563 shares that may return to the Incentive Plan as discussed below. In addition, we are seeking stockholder approval of new performance goals that may be used in connection with the grant of certain stock awards and performance cash awards that we intend to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the "Code"), as well as a change in the limit on the number of restricted stock units that may be granted to a participant in any fiscal year. Our Board of Directors has approved the amendment and restatement of the Incentive Plan, subject to stockholder approval at our Annual Meeting.

            We established the Incentive Plan on May 27, 2004 as a successor to our 1997 Stock Plan and Long-Term Stock Option Plan ("1997 Plans") to provide a means whereby eligible individuals may be given an opportunity to acquire shares of our Common Stock and to benefit from increases in value of our Common Stock. The Incentive Plan was approved by the Company's stockholders in 2004 and they approved an amendment to the Incentive Plan in 2007. We have not requested additional shares under the Incentive Plan since 2007. If Proposal No. 2 is not approved by the stockholders, we do not believe that there are sufficient shares to meet expected usage prior to the next annual meeting of stockholders.

            Currently, we also grant equity awards under our 2008 New Employee Equity Incentive Plan (the "2008 Plan"). If this Proposal No. 2 is approved, we will not make additional awards under the 2008 Plan.

            As of December 31, 2009, there were 8,413,869 shares of our Common Stock subject to outstanding options granted under all of our equity compensation plans, at a weighted average exercise price of $16.63. The weighted average remaining contractual life of such options was 4.8 years. There were also a total of 2,042,099 shares of our Common Stock subject to issuance upon settlement of outstanding restricted stock unit awards and 57,000 shares of unvested restricted stock issued under our equity compensation plans. The closing price of a share of our Common Stock on December 31, 2009 was $13.07.

            The Incentive Plan was created in order to assist the Company in the recruitment, retention and motivation of key employees who are experienced, highly qualified and in a position to make material contributions to the Company's success. The limited number of skilled and experienced employees in this industry are in demand by a number of employers. The Company believes that equity compensation is critical in attracting and retaining these key contributors. Accordingly, the Compensation Committee of our Board of Directors has approved an increase to the share reserve to ensure a sufficient number of shares will be available for recruitment and retention purposes.

Description of Material Terms of Incentive Plan (as amended and restated)

            The principal terms and provisions of the Incentive Plan (as amended and restated) are summarized below. The summary, however, is not intended to be a complete description of all the terms of the Incentive Plan. This summary is qualified in its entirety by reference to the complete text of the Incentive Plan, which is attached hereto as Appendix A. To the extent there is a conflict between this summary and the Incentive Plan, the terms of the Incentive Plan will govern.

Structure of the Incentive Plan

            The Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, stock unit awards and stock appreciation rights (collectively, "stock awards"). In connection with the amendment and restatement of the Incentive Plan, we added performance cash awards as a new form of award under the Incentive Plan. In addition, the Incentive Plan permits the Board of Directors to implement a fee deferral program for outside directors.

Administration

            The Compensation Committee, which is comprised of two or more independent members of our Board of Directors, administers the Incentive Plan. Compensation Committee members serve for such period of time as our Board of Directors may determine. The Incentive Plan may also be administered with respect to employees and consultants who are not executive officers subject to the short-swing profit rules of the federal securities laws by our Board of Directors or a secondary committee comprised of one or more members of our Board of Directors.

            Subject to the terms of the Incentive Plan, the Compensation Committee (or our Board of Directors or secondary committee to the extent acting as plan administrator) has full authority to determine the eligible individuals who are to receive awards under the Incentive Plan, the number of shares to be covered by each award and the other terms and conditions applicable to such awards.

Eligibility for the Incentive Plan

            Employees (including officers), non-employee directors and consultants who render services to the Company or its affiliates (whether now existing or subsequently established) are eligible to receive awards under the Incentive Plan. As of February 16, 2010, approximately 204 persons (including 6 executive officers and 8 directors) were eligible to participate in the Incentive Plan.

Securities Subject to the Incentive Plan

            Our stockholders previously approved the reservation of 16,534,369 shares for issuance under the Incentive Plan, which included 90,029 shares that remained available for grant under the 1997 Plans on the date of our initial public offering and up to 9,244,340 shares subject to awards outstanding under the 1997 Plans on the date of our initial public offering that could again become available for issuance under the Incentive Plan upon their forfeiture, repurchase or cancellation.

            As part of the amendment and restatement of the Incentive Plan, we seek stockholder approval of the reservation of 7,600,000 shares of our Common Stock (which includes 1,541,428 shares remaining available for grant under the Incentive Plan on January 1, 2010) for issuance under the Incentive Plan pursuant to awards granted on or after January 1, 2010, plus up to 11,457,563 additional shares that may return to the Incentive Plan in connection with the forfeiture, repurchase, cash settlement or termination of awards outstanding under the Incentive Plan, the 1997 Plans and the 2008 Plan on December 31, 2009. While a maximum of 11,457,563 shares could return to the Incentive Plan, since this assumes that all of the awards outstanding on December 31, 2009 will be forfeited, repurchased, cancelled or terminated, we expect the actual number to be added to the Incentive Plan share reserve to be less. The number of shares of our Common Stock that may be issued pursuant to incentive stock options granted under the Incentive Plan on or after January 1, 2010 shall not exceed 7,600,000.

            Currently all awards granted under the Incentive Plan reduce the Incentive Plan share reserve by one share for every share granted. Subject to stockholder approval of this Proposal No. 2, stock options and stock appreciation rights ("SARs") granted under the Incentive Plan and the 2008 Plan on or after January 1, 2010 will reduce the Incentive Plan share reserve by one share for every share granted, and stock awards other than options and SARs granted under the Incentive Plan and the 2008 Plan on or after January 1, 2010 will reduce the Incentive Plan share reserve by 1.45 shares for every share granted.

            In addition, subject to stockholder approval of this Proposal No. 2, shares subject to an award granted under the Incentive Plan, the 1997 Plans or the 2008 Plan that, on or after January 1, 2010, are forfeited, repurchased, settled in cash or terminate will increase the number of shares reserved under the Incentive Plan by one share for each share subject to a stock option or SAR and by 1.45 shares for each share subject to awards other than stock options or SARs. However, on or after January 1, 2010, the following shares will not be added to the Incentive Plan share reserve: (1) shares withheld to pay the exercise price of an award or to satisfy any withholding tax obligation, (2) shares not issued in connection with the stock settlement of a SAR and (3) shares repurchased by us on the open market with the proceeds of the exercise of an option.

Section 162(m) Considerations

            Section 162(m) of the Code generally disallows a deduction to public companies for compensation in excess of $1 million paid to the Company's chief executive officer or any of its three other most highly compensated executive officers (other than the chief financial officer). Certain performance-based compensation is specifically exempt from this deduction limit if it otherwise meets the requirements of Section 162(m).

            Stock options and SARs may qualify as performance-based compensation if (a) the exercise price is at least 100% of the fair market value of the underlying stock on the date the option or stock appreciation right is granted and (b) the plan under which the option or SAR is granted is stockholder-approved and contains a limit on the number of options or SARs that may be granted to any one individual under the plan during a specified period of time. Accordingly, the Incentive Plan provides that no one person participating in the Incentive Plan may be granted options or SARs for more than 1,500,000 shares of Common Stock per fiscal year. However, we may grant to a new employee options or SARs covering a maximum of 2,000,000 shares in the fiscal year in which his or her service as an employee first begins.

            Additional requirements apply to other stock awards, such as restricted stock units and restricted stock, and to cash awards. In order for these awards to qualify as performance-based compensation, they must be contingent upon the achievement of performance goals the material terms of which have been approved by the Company's stockholders. The Incentive Plan permits the grant of restricted stock units, restricted stock and performance cash awards based on the performance criteria described below, which we are asking stockholders to approve in connection with the amendment and restatement of the Incentive Plan. In addition, the plan must specify a maximum amount of compensation payable to any individual during a specified period. Accordingly, the Incentive Plan specifies that no individual may receive more than 1,500,000 restricted stock units or restricted shares that are subject to performance-based vesting during any fiscal year of the Company, except that 2,000,000 restricted stock units or restricted shares that are subject to performance-based vesting may be granted to a new employee in the fiscal year of the Company in which his or her service as an employee first begins. (Currently, no participant may receive restricted stock units pertaining to more than $10,000,000 in a single fiscal year.) In addition, the maximum amount that may be paid to any individual pursuant to performance cash awards for each fiscal year in a performance period shall not exceed $2,000,000.

            The Company is asking its stockholders to approve the limit on restricted stock units described above, as well as new performance goals including:

  •
  stock price

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  net sales

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  revenue

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  revenue growth or product revenue growth

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  operating income (before or after taxes)

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  pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus)

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  earnings or loss per share

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  net income or loss (before or after taxes)

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  return on equity

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  total stockholder return

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  return on assets or net assets

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  appreciation in and/or maintenance of the price of the shares or any other publicly-traded securities of the Company

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  market share

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  gross profits

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  net profits

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  earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization)

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  economic value-added models or equivalent metrics

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  comparisons with various stock market indices

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  reductions in costs

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  cash flow or cash flow per share (before or after dividends)

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  return on capital (including return on total capital or return on invested capital)

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  cash flow return on investment

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  improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable

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  operating margin

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  gross margin

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  year-end cash

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  cash margin

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  debt reduction

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  stockholders equity

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  operating efficiencies

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  market share

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  customer satisfaction

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  customer growth

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  employee satisfaction

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  drug development milestones

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  regulatory achievements (including submitting or filing applications or other documents with regulatory authorities, successfully executing an advisory committee meeting, or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Company or the Company's third-party manufacturer) and validation of manufacturing processes (whether the Company's or the Company's third-party manufacturer's))

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  initiation or completion of pre-clinical studies

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  clinical achievements (including initiating clinical studies; initiating enrollment, completing enrollment or enrolling particular numbers of subjects in clinical studies; completing phases of a clinical study (including the treatment phase); or announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally)

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  strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company's products or development candidates (including with group purchasing organizations, distributors and other vendors)

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  supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company's products or development candidates);

    co-development, co-marketing, profit sharing, joint venture or other similar arrangements)

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  financial ratios, including those measuring liquidity, activity, profitability or leverage

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  cost of capital or assets under management

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  financing and other capital raising transactions (including sales of the Company's equity or debt securities; factoring transactions; sales or licenses of the Company's assets, including its intellectual property, whether in a particular jurisdiction or territory or globally or through partnering transactions)

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  implementation, completion or attainment of measurable objectives with respect to research (including nominating a development candidate or initiating a new full discovery program), development, manufacturing (including initiating formulation or device development work or finalizing API or drug product processes), commercialization, development candidates, products or projects, safety, production volume levels, acquisitions and divestitures

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  factoring transactions

  •
  recruiting and maintaining personnel

            In the areas of development, regulatory progress and commercialization, the achievements described above performed by a third party with which the Company has a licensing or collaborative agreement (a "Partner") shall apply to the Company. For example, if a Partner accomplishes development milestones, regulatory achievements, commercialization or sales targets with an asset within a program that is a subject of the licensing or collaboration agreement between the Company and the Partner, then such Partner's accomplishments shall constitute achievements of the Company. Such performance goals also may be based solely by reference to the Company's performance or the performance of a subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. To the extent consistent with section 162(m) of the Code, the Compensation Committee may adjust the results under any performance criterion to exclude any of the following events that occurs during a performance measurement period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs and (e) any extraordinary, unusual or non-recurring items.

            Assuming approval of this Proposal No. 2, we will be required under Section 162(m) of the Code to seek stockholder approval of the Incentive Plan's performance criteria again in 2015 to the extent we want to continue granting restricted stock, restricted stock unit and performance cash awards that are Section 162(m) qualified. The Incentive Plan also allows us to grant awards that do not comply with the Section 162(m) requirements.

Summary of Types of Awards

            Stock Options.    A stock option gives the optionee a right to purchase shares of our Common Stock at an exercise price that is determined at the time an option is granted. Stock options are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the terms and conditions of options granted under the Incentive Plan, including whether they are incentive stock options ("ISOs") or nonstatutory stock options ("NSOs").

            Exercise Price.    The plan administrator determines the exercise price of options granted under the Incentive Plan, which may not be less than one hundred percent (100%) of the fair market value of our Common Stock on the date the option is granted. The exercise price of options granted under the

Incentive Plan may be paid in cash or, with the plan administrator's consent, in shares of our Common Stock. Options may also be exercised through a same-day sale program, pursuant to which a designated brokerage firm is to effect the immediate sale of the shares purchased under the option and pay over to the Company, out of the sale proceeds on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes. The plan administrator may also assist any optionee in the exercise of his or her outstanding options by authorizing a Company loan to the optionee, however, under current law, loans to an executive officer or director would generally not be permitted. The plan administrator may also permit payment of the exercise price and any withholding taxes in any other form consistent with applicable laws, regulations and rules.

            Other than in connection with certain corporate transactions, including stock splits, stock dividends, mergers, spin-offs and certain other similar transactions, neither the plan administrator nor any other person may decrease the exercise price for any outstanding option after the date of grant nor cancel or allow an optionee to surrender an outstanding option to the Company as consideration for the grant of a new option with a lower exercise price or the grant of another type of award the effect of which is to reduce the exercise price of any outstanding option or take any other action with respect to an option that would be treated as a repricing under the rules and regulations of Nasdaq.

            Vesting and Exercisability.    Options vest and become exercisable at the rate specified by the plan administrator.

            Option Term and Termination of Service.    The plan administrator determines the term of stock options granted under the Incentive Plan, up to a maximum of ten years. Any option held by the optionee at the time of cessation of service will not remain exercisable beyond the designated post-service exercise period, which generally is three months from the termination date. Under no circumstances, however, may any option be exercised after the specified expiration date of the option term. Each such option will normally, during such limited period, be exercisable only to the extent of the number of shares of Common Stock in which the optionee is vested at the time of cessation of service. The plan administrator has complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

            Tax Limitations on Incentive Stock Options.    Incentive stock options may only be granted to individuals who are employees of the Company or its parent or subsidiary corporations. During any calendar year, the aggregate fair market value (determined as of the grant date(s)) of the Common Stock for which one or more options granted to any employee under the Incentive Plan (or any other equity plan of the Company or its parent or subsidiary corporations) may for the first time become exercisable as incentive stock options under Section 422 of the Code shall not exceed $100,000. In the case of an incentive stock option granted to a person who, at the time of grant, owns or is deemed to own stock possessing more than 10% of our combined voting power or that of any of our affiliates: (a) the exercise price must be at least 110% of the fair market value of the stock subject to the option on the grant date and (b) the term of the option must not exceed five years from the option grant date.

            Restricted Stock Awards.    Restricted stock awards are granted pursuant to restricted stock agreements adopted by the plan administrator which include provisions regarding the number of shares the participant may be issued, the purchase price, if any, and the restrictions to which the shares will be subject. Awards of restricted stock may be granted in consideration for (a) cash, (b) property, (c) past or future services rendered to us or our affiliates, (d) full-recourse promissory notes or (e) any other form of legal consideration approved by the plan administrator. The issued shares may either be immediately vested upon issuance or subject to a vesting schedule tied to length of service or attainment of performance goals. Any dividends on restricted shares with performance-based vesting will be subject to the same vesting conditions as applicable to the restricted shares and will be accumulated and paid when the restricted shares vest. Upon termination of the participant's service, the shares issued pursuant to a restricted stock award may be subject to forfeiture to, or repurchase by, the Company.

            Restricted Stock Unit Awards.    Restricted stock unit awards ("RSUs") represent the right to receive the value of shares of our Common Stock at a specified date in the future. RSUs are granted pursuant to restricted stock unit agreements approved by the plan administrator. Upon settlement, the shares, their cash equivalent, or any combination thereof are delivered to the recipient. No cash consideration is required in connection with an RSU. Each award of RSUs may or may not be subject to vesting tied to length of service or attainment of performance goals and may be settled immediately upon vesting or on a deferred basis. Dividend equivalents may be credited in respect of shares covered by an RSU, however, any dividend equivalents on RSUs with performance-based vesting will be subject to the same vesting conditions as applicable to the RSUs and will be accumulated and paid when the RSUs vest. Except as otherwise provided in the applicable stock unit agreement, unvested RSUs are forfeited upon termination of the recipient's service for any reason.

            Stock Appreciation Rights.    A SAR allows a recipient to benefit from increases in the value of our Common Stock, but does not provide any ownership interest in our Common Stock. SARs are granted pursuant to stock appreciation right agreements adopted by the plan administrator and may be granted in tandem with, or independent of, option grants under the Incentive Plan. The plan administrator determines the term of SARs granted under the Incentive Plan, up to a maximum of ten years. The plan administrator also determines the exercise price of each SAR, which can not be less than the fair market value of our Common Stock. Upon exercise of an independent SAR, we will pay the participant an amount equal to the product of (a) the excess of the per share fair market value of our Common Stock on the date of exercise over the exercise price, multiplied by (b) the number of shares of our Common Stock with respect to which the SAR is exercised. This amount may be paid in cash, shares of our Common Stock, or any combination thereof. Tandem SARs provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (a) the fair market value of the vested shares of Common Stock subject to the surrendered option on the date of exercise over (b) the aggregate exercise price payable for such shares. An appreciation distribution may, at the discretion of the Committee, be made in cash or in shares of Common Stock. Each SAR may or may not be subject to vesting tied to length of service or attainment of performance goals. The plan administrator determines the term of each SAR. If a participant's service terminates for any reason, then the participant or the participant's beneficiary may exercise any vested SARs during the post-termination exercise period specified by the plan administrator (but in no event after expiration of the SAR's term). The prohibitions on decreasing the exercise price of an option or "repricing" a stock option described above apply to SARs granted under the Incentive Plan.

            Performance Cash Awards.    A performance cash award is a cash award that may be granted upon the attainment of performance goals for a specified period of one or more fiscal years. Our Compensation Committee determines the performance goals and other terms and conditions of performance cash awards. To date, we have not granted cash awards under the Incentive Plan. Rather we have granted cash awards pursuant to our annual cash bonus programs outside of the Incentive Plan. We have added performance cash awards to the Incentive Plan out of a desire to have the Incentive Plan fully qualified under Section 162(m) of the Code in the event we decide to commence granting cash awards on a Section 162(m) qualified basis.

General Provisions

            Nontransferability of Awards.    Awards granted under the Incentive Plan will not be transferable by the participant, other than by beneficiary designation, will or the laws of descent and distribution.

Awards will be exercisable during the participant's lifetime only by the participant or the participant's guardian or legal representative. However, the plan administrator may permit the transfer of awards other than ISOs to certain family members of participants.

            Changes in Capital Structure.    In the event there is a specified change in our capital structure, such as a stock split, appropriate adjustments will be made to (a) the number of shares reserved under the Incentive Plan, including the limit on ISOs, (b) the maximum number of options, SARs, performance-based restricted shares and performance-based RSUs that can be granted to any participant in a fiscal year, and (c) the number of shares and exercise prices, if applicable, of all outstanding stock awards.

            Change in Control.    Unless the plan administrator provides otherwise in an award agreement, in the event of a change in control, each outstanding stock award under the Incentive Plan will, immediately prior to the effective date of the change in control, become fully vested and exercisable for all of the shares at the time subject to such stock award. However, an outstanding stock award shall not accelerate vesting if, and to the extent such option or award is, in connection with the change in control, either to be assumed by the successor corporation (or parent) or to be replaced with a comparable award for shares of the capital stock of the successor corporation (or parent). The plan administrator also has the discretion to accelerate the vesting of outstanding awards whether or not upon a change in control, which acceleration may or may not be conditioned upon the subsequent termination of the participant's service within a specified period following the transaction.

            Incentive Plan Amendments and Termination.    Our Board of Directors or the Compensation Committee of the Board of Directors may amend or modify the Incentive Plan in any and all respects whatsoever. The approval of the Company's stockholders will be obtained to the extent required by applicable law, except that stockholder approval must be obtained to amend the prohibition on decreasing the exercise price for any outstanding option or SAR. The Board may, at any time and for any reason, terminate the Incentive Plan. Any options or awards outstanding at the time of such termination will remain in force in accordance with the provisions of the instruments evidencing such grants.

FEDERAL INCOME TAX CONSEQUENCES OF AWARDS GRANTED UNDER THE INCENTIVE PLAN

            The following is a general summary as of the date of this proxy statement of the U.S. Federal income tax consequences to participants and the Company with respect to stock awards granted under the Incentive Plan. This summary does not address state, local or foreign tax treatment, which may vary from the U.S. Federal income tax treatment. In any event, each participant should consult his or her own tax advisor as to the tax consequences of particular transactions under the Incentive Plan.

            Incentive Stock Options.    No taxable income is recognized by an optionee upon the grant of an ISO, and no taxable income is recognized at the time an ISO is exercised unless the optionee is subject to the alternative minimum tax. The excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares is includable in alternative minimum taxable income.

            If the optionee holds the purchased shares for more than one year after the date the ISO was exercised and more than two years after the ISO was granted (the "required ISO holding periods"), then the optionee will generally recognize long-term capital gain or loss upon disposition of such shares. The gain or loss will equal the difference between the amount realized upon the disposition of the shares and the exercise price paid for such shares. If the optionee disposes of the purchased shares before satisfying either of the required ISO holding periods, then the optionee will recognize ordinary income equal to the fair market value of the shares on the date the ISO was exercised over the exercise price paid for the shares (or, if less, the amount realized on a sale of such shares). Any additional gain will be a capital gain and will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the optionee.

            Nonstatutory Stock Options.    No taxable income is recognized by an optionee upon the grant of an NSO. The optionee will generally recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. If the optionee is an employee or former employee, the optionee will be required to satisfy the tax withholding requirements applicable to such income. Upon resale of the purchased shares, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain depending on how long the shares were held by the optionee.

            Restricted Stock.    A participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income when the shares vest, subject to withholding if the participant is an employee or former employee. The amount of taxable income is equal to the fair market value of the shares on the vesting date(s) less the cash, if any, paid for the shares. A participant may make a one-time election to recognize income at the time the participant receives restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the award by making an election under Section 83(b) of the Code.

            Restricted Stock Unit Awards.    In general, no taxable income results upon the grant of an RSU. The recipient will generally recognize ordinary income (subject to withholding if the recipient is an employee or former employee) equal to the fair market value of the shares that are delivered to the recipient upon settlement of the RSU.

            Stock Appreciation Rights.    In general, no taxable income results upon the grant of a SAR. A participant will generally recognize ordinary income in the year of exercise equal to the value of the shares or other consideration received. In the case of a current or former employee, this amount is subject to withholding.

            Section 409A.    The foregoing description assumes that Section 409A of the Code does not apply to an award. In general, options and stock appreciation rights are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of our Common Stock at the time the option or stock appreciation right was granted. RSUs are subject to Section 409A unless they are settled within two and one half months after the end of the later of (i) the end of our fiscal year in which vesting occurs or (ii) the end of the calendar year in which vesting occurs. Restricted stock awards are not generally subject to Section 409A. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% U.S. federal tax in addition to the U.S. federal income tax at the participant's usual marginal rate for ordinary income.

            Tax Treatment of the Company.    The Company will generally be entitled to an income tax deduction at the time and to the extent a participant recognizes ordinary income as a result of an award granted under the Incentive Plan. However, Section 162(m) of the Code may limit the deductibility of certain awards granted under the Incentive Plan.

New Plan Benefits

            Because the Incentive Plan is discretionary, benefits to be received by individual participants are not determinable. However, on the date of our Annual Meeting, each of the Company's independent members of the Board of Directors will receive the following awards pursuant to our automatic director grant program (described in the "Director Compensation" section of this proxy statement): (a) in the case of Dr. Ringrose, an RSU covering 12,000 shares of our Common Stock and (b) in the case of each continuing director (i) an RSU covering 6,000 shares of our Common Stock and (ii) an option grant to purchase 6,000 shares of our Common Stock with an with an exercise price equal to the closing price per share on the date of our Annual Meeting. To date, no grants have been made under the Incentive Plan with respect to the additional shares that are subject to this Proposal No. 2.

Effect of Stockholder Approval or Non-Approval of Proposal No. 2

            If this Proposal No. 2 is not approved, we intend to continue the Incentive Plan and 2008 Plan based on their existing provisions. In particular, if Proposal No. 2 is not approved, the 2008 Plan will not terminate, and the changes to the Incentive Plan share reserve described above will not occur. In addition, if this Proposal No. 2 is not approved, we will not be able to use the new performance goals described above to grant awards that qualify as performance-based compensation under Section 162(m) of the Code.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

            The Audit Committee of the Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2010 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 1996. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

            Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

            The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S FEES

            The following table represents aggregate fees billed or to be billed to the Company for the fiscal years ended December 31, 2009 and December 31, 2008 by Ernst & Young LLP, our principal accountant.

	Fiscal Year Ended December 31,
	2009	2008
	(in thousands)
Audit Fees(1)	$933	$859
Audit-related Fees(2)	—	2
Tax Fees(3)	50	—
All Other Fees(4)	20	—

Total Fees	$1,003	$861

(1)
For professional services rendered for the integrated audits of annual financial statements, including the audit of annual financial statements for the years ended December 31, 2009 and 2008 and the audit of internal control over financial reporting as of December 31, 2009 and 2008. For the years ended December 31, 2009 and 2008, the audit fees also include the review of quarterly financial statements included in our quarterly reports on Form 10-Q and fees for services associated with our Registration Statement filings on Form S-3 and Form S-8.

(2)
For the year ended 2008, audit related services include accounting consultations.

(3)
For the year ended 2009, tax fees include advisory services.

(4)
For the year ended 2009, all other fees include services for the delivery of materials related to litigation with one of our vendors.

            All fees described above were approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

            The Audit Committee's policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee's approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant's independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

REPORT OF THE AUDIT COMMITTEE(1)

            The Audit Committee of the Board of Directors consists of the three non-employee directors named below. The Board annually reviews the Nasdaq listing standards' definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board of Directors has also determined that Burton G. Malkiel, Ph.D. is an audit committee financial expert as described in applicable rules and regulations of the Securities and Exchange Commission.

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Theravance under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

            The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is responsible for selecting and engaging our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee's function is more fully described in its Charter, which the Board adopted and which the Audit Committee reviews on an annual basis.

            Our management is responsible for preparing our financial statements and our financial reporting process. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles as well as performing an audit of our internal control over financial reporting as of the end of the fiscal year.

            The Audit Committee has reviewed and discussed with our management the audited financial statements of the Company included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 ("10-K").

            The Audit Committee has also reviewed and discussed with Ernst & Young LLP the audited financial statements in the 10-K. In addition, the Audit Committee discussed with Ernst & Young LLP those matters required to be discussed by Statement on Auditing Standards No. 114. Additionally, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee also discussed with Ernst & Young LLP its independence from the Company.

            Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's 10-K for filing with the Securities and Exchange Commission.

            Submitted by the following members of the Audit Committee:

Burton G. Malkiel, Ph.D., Chairman Jeffrey M. Drazan William H. Waltrip

EXECUTIVE OFFICERS

            The names of the executive officers of Theravance who are not also directors of Theravance and certain information about each of them as of February 16, 2010 are set forth below:

            Michael W. Aguiar, age 43, joined Theravance as Senior Vice President and Chief Financial Officer in March 2005. Prior to joining Theravance, Mr. Aguiar served as Vice President of Finance at Gilead Sciences, Inc., a biopharmaceutical company, since 2002. Prior to Gilead Sciences, Inc., Mr. Aguiar served as Vice President of Finance at Immunex Corporation, a biopharmaceutical company, from 2001 to 2002. From 1995 to 2001, he was with Honeywell International in a variety of positions, including, most recently CFO and Vice President Finance for Honeywell Electronic Materials Strategic Business Unit. Mr. Aguiar earned a B.S. in Biology from UC Irvine and an M.B.A. in Finance from the University of Michigan.

            Leonard M. Blum, age 49, joined Theravance as Senior Vice President and Chief Commercial Officer in July 2007. Prior to joining Theravance, Mr. Blum served as Senior Vice President of Sales and Marketing at ICOS Corporation. From 1987-2000, Mr. Blum held positions of increasing responsibility in marketing and sales management at Merck & Co. in both U.S. and international markets. Mr. Blum earned an M.B.A. from Stanford University, studied Finance as a Fulbright Fellow at the University of Zurich, and received an A.B. in Economics, magna cum laude, from Princeton University. Mr. Blum served as an officer in the U.S. Army Special Forces.

            David L. Brinkley, age 52, joined Theravance as the Head of Business Development in November 2008. Mr. Brinkley previously served as Senior Vice President, Commercial Development at Theravance from September 2000 through December 2007, when he left to start a consulting practice. From 1996 to 2000 he served as Worldwide Team Leader for Viagra at Pfizer Inc. leading the team that had full responsibility for the global launch and marketing of Viagra. Mr. Brinkley joined Pfizer in 1995 through its acquisition of SmithKline Beecham's Animal Health operations and was Director of new product planning before leading the Viagra launch team. Mr. Brinkley held various management positions with SmithKline from 1983 to 1995. Mr. Brinkley holds an M.A. with honors in International Economics from the School of Advanced International Studies of the Johns Hopkins University and a B.A. in International Relations from Kent State University, where he graduated with University Honors.

            Mathai Mammen, M.D., Ph.D., age 42, co-founded Theravance in 1996. He was promoted to Senior Vice President, Research in January 2008 and has been Senior Vice President, Research & Early Clinical Development since February 2009. He has served in various positions in both the Medicinal Chemistry Department and the Molecular and Cellular Biology Department, most recently as Vice President, Molecular and Cellular Biology, responsible for all molecular pharmacology, molecular biology, cell biology, microbiology and enzymology activities in support of projects in both Research and Development. Dr. Mammen obtained his M.D. from Harvard Medical School/Massachusetts Institute of Technology, and his Ph.D. in Physical Organic Chemistry from Harvard University. Dr. Mammen obtained his B.S. in Chemistry from Dalhousie University in Halifax, Nova Scotia.

            Bradford J. Shafer, age 49, joined Theravance as Senior Vice President, General Counsel and Secretary in August 1999. From 1996 to 1999 he served as General Counsel of Heartport, Inc., a cardiovascular medical device company. From 1993 to 1996 Mr. Shafer was a partner in the Business and Technology Group at the law firm of Brobeck, Phleger & Harrison LLP. Mr. Shafer holds a J.D. from the University of California, Hastings College of the Law, where he was Editor-in-Chief of The Hastings Constitutional Law Quarterly, and a B.A. from the University of the Pacific, where he graduated magna cum laude.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth certain information known to us regarding beneficial ownership of our voting securities as of February 16, 2010 by:

  •
  each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

  •
  our named executive officers;

  •
  each of our directors; and

  •
  all executive officers and directors as a group.

            Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC.

            This table lists applicable percentage ownership based on 64,231,858 shares of Common Stock (including 9,401,499 shares of Class A Common Stock beneficially owned by affiliates of GlaxoSmithKline plc) outstanding as of February 16, 2010. Options to purchase shares of our Common Stock that are exercisable within 60 days of February 16, 2010, restricted stock units that may be exercised or settled on or within 60 days of February 16, 2010, and notes that are convertible into our Common Stock are deemed to be beneficially owned by the persons holding these options and convertible notes for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Total Outstanding Common Stock and Class A Common Stock
5% Stockholders
GlaxoSmithKline plc(2) 980 Great West Road Brentford Middlesex TW8 9GS United Kingdom	9,401,499	14.6%
Baupost Group, L.L.C.(3) 10 St. James Ave, Suite 1700 Boston, MA 02116	10,100,000	15.7%
OppenheimerFunds, Inc.(4) Two World Financial Center 225 Liberty Street New York, NY 10281	5,598,182	8.7%
T. Rowe Price Associates, Inc.(5) 100 East Pratt Street Baltimore, MD 21202	4,005,700	6.2%
FMR LLC(6) 82 Devonshire Street Boston, MA 02109	6,045,837	9.4%
Chesapeake Partners Management Co., Inc.(7) 2800 Quarry Lake Drive, Suite 300 Baltimore, MD 21209	4,179,934	6.5%
BlackRock, Inc.(8) 40 East 52nd Street New York, NY 10022	3,455,285	5.4%
Sierra Ventures VI, L.P.(9) 2884 Sand Hill Road, Suite 100 Menlo Park, CA 94025	2,812,178	4.4%
Named Executive Officers and Directors
Rick E Winningham(10)	1,533,036	2.3%
Michael W. Aguiar(11)	355,274	*
Leonard M. Blum(12)	218,363	*
David L. Brinkley(13)	311,051	*
Mathai Mammen, M.D., Ph.D.(14)	286,989	*
Bradford J. Shafer(15)	399,057	*
P. Roy Vagelos, M.D.(16)	2,334,675	3.6%
Jeffrey M. Drazan(17)	2,973,898	4.6%
Robert V. Gunderson, Jr.(18)	125,217	*
Arnold J. Levine, Ph.D.(19)	72,112	*
Burton G. Malkiel, Ph.D.(20)	35,500	*
William H. Waltrip(21)	104,370	*
George M. Whitesides, Ph.D.(22)	779,849	1.2%
William D. Young(23)	104,370	*
All executive officers and directors as a group (14 persons)(24)	9,633,761	14.1%

*
Less than one percent.

(1)
Unless otherwise indicated, the address for each beneficial owner is c/o Theravance, Inc., 901 Gateway Boulevard, South San Francisco, California 94080.

(2)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2008. Includes 2,580,645 shares of Class A Common Stock held of record by Glaxo Group Limited. Also includes 6,820,854 shares of Class A Common Stock held of record by GlaxoSmithKline LLC (formerly known as SmithKline Beecham Corporation). Glaxo Group Limited and GlaxoSmithKline LLC each are wholly-owned subsidiaries of GlaxoSmithKline plc. The percentage of shares beneficially owned by GlaxoSmithKline plc is based on its beneficial ownership of 9,401,499 shares of Class A Common Stock, which constitutes 100% of the Class A Common Stock as a class.

(3)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2010. Constitutes 18.4% of our outstanding Common Stock as a class. The Baupost Group, L.L.C. ("Baupost") is a registered investment adviser. SAK Corporation is the Manager of Baupost. Seth A. Klarman, as the sole Director of SAK Corporation and a controlling person of Baupost, may be deemed to have beneficial ownership under Section 13(d) of the securities beneficially owned by Baupost.

(4)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 3, 2010. Constitutes 10.2% of our outstanding Common Stock as a class. OppenheimerFunds, Inc. ("Oppenheimer") has shared voting and dispositive power over all 5,598,182 shares. For purposes of the Securities Exchange Act of 1934, Oppenheimer is deemed to be a beneficial owner of such securities; however, Oppenheimer expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2010. Constitutes 7.3% of our outstanding Common Stock as a class. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)
The various individuals, funds and entities that are deemed to be the beneficial owners of these shares, and the individuals, funds and entities having sole and shared voting power over these shares, are set forth in the Schedule 13G/A filed on February 16, 2010 and on which the information reported herein is based. Constitutes 11% of our outstanding Common Stock as a class.

(7)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2009. Constitutes 7.6% of our outstanding Common Stock as a class. Each of Chesapeake Partners Management Co., Inc., Mark D. Lerner and Traci Lerner may be deemed to have voting and investment power over the shares held by Chesapeake Partners Management Co., Inc.

(8)
Based on a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010, which amends the most recent Schedule 13G filing made by Barclays Global Investors, NA and certain of its affiliates (Barclays Global Investors, NA and such affiliates are collectively referred to as the "BGI Entities") with respect to the subject class of securities of Theravance. On December 1, 2009 BlackRock completed its acquisition of Barclays Global Investors from Barclays Bank PLC. As a result, substantially all of the BGI Entities are now included as subsidiaries of BlackRock for purposes of Schedule 13G filings. Constitutes 6.3% of our outstanding Common Stock as a class.

(9)
Based on information provided in completed questionnaires delivered to the Company in February 2010. Constitutes 5.1% of our outstanding Common Stock as a class. Includes 2,688,754 shares held of record by Sierra Ventures VI, L.P. SV Associates VI, L.P. is the general partner of Sierra Ventures VI, L.P. Management of the business affairs of SV Associates VI, L.P., including the decisions respecting disposition and voting of investments held by Sierra Ventures VI, L.P., is by majority decision of the general partners of SV Associates VI, L.P., Jeffrey M. Drazan, David C. Schwab and Peter C. Wendell. Also includes 123,424 shares issuable upon conversion of convertible notes in the aggregate principal amount of $3,193,000.

(10)
Constitutes 2.7% of our outstanding Common Stock as a class. Includes 1,490,555 shares subject to options exercisable within 60 days of February 16, 2010. Also includes 6,444 shares subject to restricted stock units that will vest and be settled within 60 days of February 16, 2010.

(11)
Includes 304,208 shares subject to options exercisable within 60 days of February 16, 2010. Also includes 3,770 shares subject to restricted stock units that will vest and be settled within 60 days of February 16, 2010.

(12)
Includes 129,167 shares subject to options exercisable within 60 days of February 16, 2010. Also includes 3,038 shares subject to restricted stock units that will vest and be settled within 60 days of February 16, 2010.

(13)
Includes 310,137 shares subject to options exercisable within 60 days of February 16, 2010. Also includes 914 shares subject to restricted stock units that will vest and be settled within 60 days of February 16, 2010.

(14)
Includes 218,595 shares subject to options exercisable within 60 days of February 16, 2010. Also includes 2,999 shares subject to restricted stock units that will vest and be settled within 60 days of February 16, 2010. 56,584 of the shares are pledged as security for a loan.

(15)
Includes 182,169 shares subject to options exercisable within 60 days of February 16, 2010. Also includes 2,648 shares subject to restricted stock units that will vest and be settled within 60 days of February 16, 2010. Also includes 5,798 shares issuable upon conversion of convertible notes in the aggregate principal amount of $150,000.

(16)
Constitutes 4.2% of our outstanding Common Stock as a class. Includes 96,774 shares held of record by the Marianthi Foundation, of which Dr. Vagelos is a founder and current director. Dr. Vagelos disclaims any pecuniary interest in the shares held by the Marianthi Foundation. Also includes 290,076 shares held of record by The P. Roy Vagelos 2008 Theravance Annuity Trust I, 230,597 shares held of record by The P. Roy Vagelos 2008 Theravance Annuity Trust II, 415,000 held by The P. Roy Vagelos 2009 Theravance Annuity Trust I, 38,709 shares held of record by the Cara Diana Roberts Trust, 38,709 shares held of record by the Olivia Sophia Vagelos Trust, 38,709 shares held of record by the Lydia Joan Roberts Trust, 38,709 shares held of record by the Alexa E. Masseur Irrevocable Trust, 38,709 shares held of record by the 2004 Vagelos Grandchild Irrevocable Trust and 38,709 shares held of record by the Emma B. Vagelos Irrevocable Trust, each of which Dr. Vagelos is the trustee. Includes 719,070 shares subject to options exercisable within 60 days of February 16, 2010.

(17)
Constitutes 5.4% of our outstanding Common Stock as a class. Includes 2,688,754 shares held of record by Sierra Ventures VI, L.P. and 59,040 shares held of record by SV Associates VI, L.P. as nominee for Mr. Drazan. SV Associates VI, L.P. is the general partner of Sierra Ventures VI, L.P. Mr. Drazan is one of the general partners, in addition to David C. Schwab and Peter C. Wendell, of SV Associates VI, L.P. and exercises shared voting and investment power over the shares held by Sierra Ventures VI, L.P. Mr. Drazan disclaims beneficial ownership of the shares held by Sierra Ventures VI, L.P. Also includes 72,112 shares subject to options exercisable within 60 days of February 16, 2010, 123,424 shares issuable upon conversion of convertible notes in the principal amount of $3,193,000 held by Sierra Ventures VI, L.P. and 2,702 shares issuable upon conversion of convertible notes in the principal amount of $69,906 held by SV Associates VI, L.P. as nominee for Mr. Drazan.

(18)
Includes 6,451 shares held by Marshall & Ilsley for the benefit of Mr. Gunderson and 5,709 shares held by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP ("GD"). Mr. Gunderson disclaims beneficial ownership of the shares held by GD except to the extent of his pecuniary interest therein. Includes 72,112 shares subject to options exercisable within 60 days of February 16, 2010.

(19)
Includes 72,112 shares subject to stock options exercisable within 60 days of February 16, 2010.

(20)
Includes 35,500 shares subject to stock options exercisable within 60 days of February 16, 2010.

(21)
Includes 104,370 shares subject to stock options exercisable within 60 days of February 16, 2010.

(22)
Constitutes 1.4% of our outstanding Common Stock as a class. Includes 170,318 shares held of record by the Deborah L. Anderson, Trustee, Whitesides Family 1998 Irrevocable Trust. Includes 72,112 shares subject to stock options exercisable within 60 days of February 16, 2010.

(23)
Includes 104,370 shares subject to stock options exercisable within 60 days of February 16, 2010.

(24)
Includes an aggregate of 3,886,589 shares subject to options exercisable within 60 days of February 16, 2010, 19,813 shares subject to restricted stock units that will vest and be settled within 60 days of February 16, 2010, and 131,924 shares issuable upon conversion of convertible notes in the aggregate principal amount of $3,412,906.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our Common Stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

            We believe that during the fiscal year ended December 31, 2009, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements. In making these statements, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors, executive officers, and greater than 10% stockholders.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

            This section discusses our executive compensation polices and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and offers perspective on the data presented in the tables and narrative that follow.

Compensation Philosophy and Objectives

            As a biopharmaceutical company, we operate in an extremely competitive, rapidly changing and heavily regulated industry. We believe that the skill, talent, judgment and dedication of the executive officers and our other key employees are critical factors affecting our long-term stockholder value. Therefore, our goal is to maintain a compensation program that will fairly compensate employees, attract and retain highly qualified employees, motivate the performance of employees towards, and reward the achievement of, clearly defined corporate goals, and align employees' long-term interests with those of our stockholders.

            Our executive officer compensation philosophy is to (1) provide overall compensation, when targeted levels of performance are achieved, which is at the 75th percentile of pay practices within a peer group selected, among other criteria, for similarities in size, business model and stage of development, and (2) emphasize equity compensation over annual cash compensation to attract and retain officers and align the majority of their compensation with long-term stockholders' interests. Our annual cash incentives and our longer term incentives, such as our long-term performance-contingent restricted stock unit awards, are tied to our achievement of corporate operating goals. We believe that successful execution against goals is the best way to enhance long-term stockholder value.

            The difficulty of achieving our goals in the time frames specified is a significant reason for our compensation philosophy. Our annual and longer-term operating goals, which generally relate to the successful discovery and development of our compounds, are aggressive. The business of discovering novel compounds and developing them as potential medicines is extremely risky. In addition, the time frames within which our operating goals must be achieved in order to earn annual or long-term incentive compensation are short. Furthermore, while we have less control over the progress and timing of development programs that we have licensed to our collaborative partners, our officers spend a great deal of time and energy working with our partners on those programs, and to the extent practicable we hold those programs to goal expectations as rigorous as those for our own development programs that we are progressing internally.

            We do not have stock ownership guidelines for our officers because officer compensation is set within a market range and is primarily performance-based and high risk. In addition, we believe the minority of development-stage biopharmaceutical companies impose stock ownership guidelines, so ownership requirements would put Theravance at a competitive disadvantage.

Compensation Committee

            The Compensation Committee of our board of directors is comprised of three non-employee members of the board of directors. The Compensation Committee's basic responsibility is to review the performance of our management in achieving corporate objectives and to assure that the named executive officers as well as other members of senior management are compensated effectively in a manner consistent with our compensation philosophy and competitive practice. In fulfilling this responsibility, the Compensation Committee reviews the performance of each executive officer twice each year. The CEO, as the manager of the executive team, assesses the executives' contributions to the corporate goals and makes a recommendation to the Compensation Committee with respect to any merit increase in salary, cash bonus and annual replenishment equity award for each member of the executive team, other than himself. The Compensation Committee meets with the CEO to evaluate, discuss and modify or approve these recommendations. The Compensation Committee also conducts a similar evaluation of the CEO's contributions when the CEO is not present, and determines any increase in salary, cash bonus and annual replenishment equity award for him.

            The Compensation Committee reviews all components of the named executive officers' compensation when we provide the Compensation Committee with compensation "tally sheets" for each executive officer toward the end of each year. The information in these tally sheets is used by the Compensation Committee to assist it in analyzing existing compensation and any proposed changes in compensation for each executive officer. The tally sheets present the total value of all elements of compensation broken down by components, including base salary, bonus and long-term incentives. The values of the bonus and long-term incentives that are tied to performance conditions are based on our best estimate of the number of annual goals that will be achieved by the end of the current year. The tally sheets also present compensation information for the previous two years as an executive officer, and estimated compensation for the following year, assuming Company performance is at target. The tally sheets also present: (i) the executive officer's equity grant history; (ii) vested and unvested potential gain on equity awards at a series of stock prices and points in time; and (iii) the stock option exercise history for the executive officer over the past three years. Further, the tally sheets present an estimate of the compensation that would be delivered should the executive's employment be terminated under various scenarios in connection with a change-in-control assuming a termination date of the last day of the current year. A dollar value is affixed to the compensation information in the tally sheets under the various payout scenarios. The Company does not provide a non-qualified deferred compensation program or a supplemental executive retirement plan. Generally the Company does not provide perquisites or other personal benefits to named executive officers. The only perquisites offered to an executive officer which were not offered to all employees in 2009 were in connection with the relocation of a named executive officer and his family, the details of which are described below, and these perquisites were approved by the Compensation Committee.

            The tally sheets help the Compensation Committee to track changes in an officer's total direct compensation from year to year and to remain aware of the compensation historically paid to each executive officer. In addition to the information and analyses supplied to the Compensation Committee as described above and in the peer group segment below, members of management support the Compensation Committee in its work from time to time and the Committee's independent executive compensation consultant provides compensation analyses, in each case, at the Committee's request.

Compensation Consultant

            The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee. In accordance with this authority and as described in the "Compensation Committee" section on page 32, the Compensation Committee confers from time to time with its independent executive compensation consultant, Frederic W. Cook & Co. ("FW Cook"). FW Cook is retained by and reports directly to the Compensation Committee and its role is to assist and advise the Committee on matters related to compensation for executive officers, other key employees and non-employee directors. FW Cook does not work on projects for management except as an agent of the Compensation Committee and with the advance knowledge and approval of the Chairman of the Compensation Committee. The Compensation Committee has the sole authority to retain and dismiss outside compensation consultants.

Peer Group

            The Compensation Committee revised our peer group in late 2009 due principally to changes in market capitalization and development stage affecting the component companies, and also because certain companies had been acquired or were no longer in business. We strive to limit the peer group to companies having a market capitalization of generally within one-third to three times that of Theravance, with Theravance's market capitalization in the mid-range of the group. The Compensation Committee intends to continue reviewing and revising the peer group periodically to ensure that it continues to reflect companies of a similar size and development stage as Theravance. The revised peer group was selected by the Compensation Committee taking into account the advice of FW Cook based on a review of biopharmaceutical companies that were similar to Theravance in market capitalization, development stage and business model. For example, as our first medicine, the antibiotic VIBATIV™ (telavancin), was approved by the U.S. Food and Drug Administration (FDA) in September 2009, the new peer group includes companies with FDA-approved marketed products. The table below reflects the 2009 peer group, which will be used for compensation decisions in 2010, and the 2008 peer group, which was referred to for compensation decisions in 2009.

2008 Peer Group	2009 Peer Group
Alkermes	Alkermes
Amylin Pharmaceuticals	Amylin Pharmaceuticals
Arena Pharmaceuticals
Cubist Pharmaceuticals	Cubist Pharmaceuticals
CV Therapeutics
Exelixis
Geron Corporation
Human Genome Sciences
Incyte Corporation	Incyte Corporation
Intermune	Intermune
ISIS Pharmaceuticals	ISIS Pharmaceuticals
Lexicon Pharmaceuticals
Medarex
Medicines Company
Medicis Pharmaceuticals
Nektar Therapeutics
Onyx Pharmaceuticals	Onyx Pharmaceuticals
OSI Pharmaceuticals
Regeneron Pharmaceuticals	Regeneron Pharmaceuticals
Salix Pharmaceuticals
Seattle Genetics	Seattle Genetics
United Therapeutics
XenoPort	XenoPort
Zymogenetics	Zymogenetics

Principal Elements of Compensation

            Base Salaries.    Base salaries are set to reflect compensation commensurate with the individual's current position and work experience. Our goal in this regard is to attract and retain high caliber talent for the position and to provide a base wage that is not subject to performance risk. Salary for the CEO and the other executive officers is established based on the underlying scope of their respective responsibilities, taking into account competitive market compensation. The base salary for each executive officer is targeted at the 75th percentile compared to similar positions in the peer companies. However, the compensation market data provide only a reference point for the Compensation Committee. The Company's base salary levels may exceed the 75th percentile target for certain executive officers due to the intensely competitive environment for highly qualified employees in this industry and the roles and competency of the individual. We review base salaries for the executive officers annually, generally in the first quarter of each year. We determine a target percentage for annual merit increases based in part on data from companies in the Radford Global Life Sciences Survey. This survey is comprised of data from approximately 500 U.S. life science companies with annual revenues ranging from $0 to over $1 billion. The CEO proposes salary adjustments to the Compensation Committee based on any changes in competitive market salaries, individual performance and/or changes in job duties and responsibilities. The Compensation Committee then determines any salary adjustment applicable to each of the executive officers. For 2009, the Compensation Committee approved an annual merit increase of 3% for executive officers other than our CEO. This salary increase is lower than in past years based on the economic climate at the time and the concomitantly lower salary increases made by the local companies in our industry.

            Annual Incentive Compensation.    Annual cash incentives for the executive officers are designed to reward the achievement of key corporate goals for the year, which we believe in turn should increase stockholder value over time. The annual incentive awards for executive officers are determined on the basis of our achievement of specific performance goals that are established at the beginning of the fiscal year and are clearly communicated, measurable and consistently applied. The target bonus for each executive is stated in terms of a percentage of the officer's annualized base salary for the year. The percentage rates are 40% for senior vice presidents and 50% for our CEO, and are based on a study prepared by FW Cook for the Compensation Committee in January 2006. The target incentive percentages were set so that the combination of salary and target cash incentive resulted in total annual cash compensation that was at the 75th percentile versus the peers at the time. An analysis of target incentives was conducted by FW Cook in early 2010 and the Compensation Committee approved revised target incentives at its February 2010 meeting of 50% for senior vice presidents and 60% for our CEO, to bring the combination of the named executive officers' salary and target cash incentive between the median and 75th percentile of the 2009 peer group. This target bonus opportunity represents the annual cash bonus the executive would receive under the annual cash incentive plan if annual goals with an aggregate weight of 100% are achieved during the applicable year. There are new goals tied to the 2010 target cash incentives, but the structure of the annual cash incentive plan remains the same. The 2009 goals and weighting system for the annual cash incentive plan are described below.

            Early each year, the board of directors approves the performance objectives and goals for the upcoming year. Senior management then proposes percentage weights to be allocated to the goals, with higher weights given to those goals that we believe will have a greater impact on the Company's value and/or are more challenging to achieve within the time frame specified. The Compensation Committee evaluates and approves the final goal weightings. Given the number of Theravance-discovered potential medicines in development, our emphasis on research and discovery, and the efforts required to manage our collaborations with other companies, each year we establish more goals than we believe can reasonably be achieved. For this reason, the cumulative weighting of all goals generally adds up to 150% and the likelihood of achieving all of the goals and a payout based on 150% of target is extremely low. In the unlikely event that all goals are achieved, the cash bonus awards could be up to

150% of target. The Compensation Committee has complete discretion to increase or decrease actual cash bonus awards. At the end of each year, the Compensation Committee assesses the Company's performance against the goals and establishes the cash bonus pool based on achievement of those goals and the exercise of its discretion. For the executive officer group, we achieved the following percentage of goals set for the respective years: 70% in 2008, 75% in 2007 and 92.5% in 2006. The bonus payout for our executive officers as a percentage of target was 88%, 75% and 92.5% in 2008, 2007 and 2006, respectively. As described in the Compensation Discussion and Analysis section of our 2009 proxy statement, certain 2008 goals accounting for an aggregate of 18% of the goal weightings were achieved in early 2009, and the Compensation Committee exercised its discretion to deem those goals met for purposes of 2008 cash bonuses.

            The cash bonus program for 2009 was designed to motivate management to achieve specific goals related to: (i) our RELOVAIR™ program and our muscarinic antagonist-beta2 agonist (MABA) program with GlaxoSmithKline plc and its affiliates ("GSK"); (ii) telavancin; (iii) strategic business activities; (iv) clinical progress with our earlier-stage programs; and (v) increasing our pipeline of potential medicines. More specifically, the goals related to later stage clinical milestones for the RELOVAIR™ program and MABA program; regulatory and commercial milestones for telavancin for the treatment of complicated skin and skin structure infections (cSSSI); regulatory advancement with the telavancin nosocomial pneumonia (NP) NDA; an early clinical milestone in our oral peripheral Mu-antagonist, or PUMA, program; and initiating development of product candidates meeting strict target product profiles.

            As of December 31, 2009, we had achieved performance goals equaling 85% of the target for 2009. The Non-Equity Incentive Compensation column of the "Summary Compensation Table" on page 43 sets forth bonuses earned by the named executive officers for performance in 2009.

            Long-Term Incentive Compensation.    The types of equity compensation comprising the mix of officer compensation consist of: (i) stock options with time-based vesting, which require the market value of our Common Stock to increase before they are valuable; (ii) long-term performance contingent restricted stock unit awards, the right to which is dependent upon successful completion of corporate operating milestones; (iii) restricted shares with time-based vesting; and (iv) restricted stock unit awards (RSUs) with time-based vesting. We do not use a targeted cash/equity split to set officer compensation.

            Generally, in order to align the officer's interests with those of our stockholders, a significant stock option grant is made to an executive officer at the first regularly scheduled meeting of the Compensation Committee after the officer commences employment. We believe that options provide incentive to motivate management to run the business in a manner that increases stockholder value over the long term. Since options provide a return only if the executive remains in the Company's service and then only if the market price of the Company's Common Stock appreciates over the option term, the Company believes options play a useful role in rewarding long-term performance. Replenishment equity awards generally are considered during the first quarter of each year, and additional equity awards may be made in connection with an officer receiving a promotion or taking on additional duties or for retention purposes in certain circumstances. Initial option grants generally vest over a four year term with the first installment vesting approximately one year after grant, while subsequent equity awards, such as promotional or replenishment grants, generally vest in equal quarterly (for RSUs) or monthly (for options) installments without the initial one-year period.

            The Company has used restricted stock awards, in addition to options, to recruit new officers because we believe that restricted stock is a more targeted method of delivering a specified value than are stock options. When used for this purpose, restricted stock awards generally vest over a five-year period, with two to three years passing before any shares vest. Thereafter, the remainder of the shares generally vest in equal installments on an annual basis. This lengthy vesting term and particularly the initial cliff period ensure that the officers do not receive any value until they have contributed years of service to the Company.

            Replenishment equity awards are awarded annually based on recommendations to the Compensation Committee from the CEO, and are typically within a guideline range suggested by FW Cook to ensure the Company's pay philosophy is being executed. Replenishment equity awards generally vest over a four-year period. The Company believes that the resulting overlapping vesting schedule from awards made in prior years, together with the number of shares subject to each award, helps ensure a meaningful incentive to remain in the Company's employ and to enhance stockholder value over time. Annual replenishment equity award grants to all employees generally are made during the first quarter of each year at a meeting of the Compensation Committee following annual employee performance reviews.

            Since 2008, annual replenishment equity awards were made in the form of RSUs rather than stock option grants. The Company's decision to use RSUs to satisfy its annual replenishment equity awards was based on a desire to reduce short-term dilution and stock plan share usage, while simultaneously maintaining competitive rewards to retain employees. RSUs provide the right to receive a specified number of shares of Company Common Stock at no cost to the employee if the employee remains employed at the Company until the RSUs vest. These RSUs generally vest in equal quarterly installments over four years. The compensation value of RSUs does not depend solely on future stock price increases. While unvested, the RSU value is highly retentive and it also maintains alignment between the interests of stockholders and of management. Although its value may increase or decrease with changes in the stock price during the period before vesting, an RSU will have value in the long term, while the entire compensation value of a stock option depends on future stock price appreciation. Accordingly, RSUs can deliver significantly greater share-for-share compensation value at grant than stock options and the Company can offer comparable compensation value with fewer shares and less dilution for our stockholders.

            Pursuant to our compensation philosophy of providing compensation at the 75th percentile of pay practices of our peer group when targeted levels of performance are achieved, the annual replenishment equity awards for executive officers are geared to the 75th percentile among our peer group. However, the 2009 replenishment awards were below the 75th percentile by the amount of the annualized portion of the target share payout under the three-year Performance RSUs described below. The reason for the reduction in 2009 was to recognize that the three-year performance plan was viewed as a pre-payment of a portion of the long-term incentive opportunity for 2007, 2008, and 2009.

    2010 Executive Officer Replenishment Awards

            To reflect the Company's commitment to grant a substantial portion of performance-based equity awards to the named executive officers, 50% of the 2010 replenishment awards made to executive officers will not vest until performance goals are achieved. The equity awards contain two performance goals, each tied to 25% of the total award, and the other 50% of the award vests in equal quarterly installments over four years. To the extent either or both of the goals are achieved by the end of 2011, the shares tied to the performance goal(s) will vest up to the point in time that they would have vested, had they been vesting in 16 quarterly installments since the date of grant, and thereafter will continue to vest in equal quarterly installments for the remainder of the four-year term. The two performance goals on which half of these replenishment awards are contingent are: (1) successful completion of the first Phase 1 clinical study for the lead compound in our MonoAmine Reuptake Inhibitor (MARIN) program, and (2) successful completion of a Phase 2a clinical study for the lead compound in our peripheral Opioid-Induced Bowel Constipation (PUMA) program, in each case by

December 31, 2011. The replenishment awards granted to the named executive officers on February 10, 2010 are shown in the table below.

Named Executive Officer	Time-based vesting RSUs	Performance-based vesting RSUs
Mr. Winningham:	55,000	55,000
Mr. Aguiar:	25,000	25,000
Mr. Blum:	25,000	25,000
Dr. Mammen:	25,000	25,000
Mr. Shafer:	25,000	25,000

    Long-Term Performance-Contingent Restricted Stock Unit Awards

            The long-term performance-contingent restricted stock unit awards ("Performance RSUs") that the Compensation Committee granted to our executive officers in the Spring of 2007 were described in the Compensation Discussion and Analysis section of our 2009 proxy statement. The Compensation Committee, with the advice of FW Cook, created these awards to motivate the officers to manage the business toward the accomplishment of specific corporate operating milestones that we believed were meaningful value drivers for our business. The target assumption was that two out of four milestones would be achieved, and the Committee considered this target share payout, annualized over the three-year period of the life of the Performance RSUs, a component of officers' annual compensation. In other words, in 2007, 2008 and 2009, the Compensation Committee started with proposed executive officer replenishment award RSUs targeted near the 75th percentile of the then-current peer group and then reduced those awards by a number of shares equal to one year's worth of the total target Performance RSU over three years. The three year term of the Performance RSUs ended in 2009, and therefore the 2010 executive replenishment awards were not reduced from the 75th percentile target level as they had been the three prior years. As of December 31, 2009, none of the milestones had been achieved and we anticipate that the Performance RSUs will be forfeited pursuant to their terms on April 26, 2010. Furthermore, 50% of the 2010 replenishment RSUs are performance-contingent and subject to risk of forfeiture if the performance goals are not achieved on time, just like the Performance RSUs. This is consistent with the Company's pay-for-performance philosophy and the potential for much lower actual pay delivery is part of the justification for a 75th percentile target level.

    Long-Term Cash Bonus Arrangement

            In 2004, in connection with entering into the Company's strategic alliance with GSK under which the Company was obligated to discover a number of product candidates within a specified time frame, we established a long-term bonus arrangement with Mathai Mammen. The bonus was contingent upon both the number of product candidates that achieved proof-of-concept prior to September 2007 and Dr. Mammen's continued employment. Two product candidates achieved proof-of-concept within the specified time frame, and therefore Dr. Mammen became eligible for a bonus of 2.5 times his then-current salary in September 2007, before he was promoted to the executive officer level in January of 2008. The bonus was paid in three equal installments at the end of 2007, 2008 and 2009. Pursuant to this arrangement, Dr. Mammen earned and was paid a bonus of $208,938 in the final pay cycle in each of December 2007, 2008 and 2009. The portion of Dr. Mammen's 2009 incentive cash compensation earned under this arrangement is specified in the footnote to the Non-Equity Incentive Compensation column of the "Summary Compensation Table" on page 43.

Perquisites

            The Company generally does not provide perquisites to its executives. However, pursuant to the terms of the Company's offer letter with Leonard Blum dated July 27, 2007, as amended, from the date he commenced employment as our Chief Commercial Officer through July 30, 2009 we provided him with relocation assistance, including temporary living expenses and travel to his family residence in the Northwest, along with an additional amount to cover the income taxes that he incurred in connection with this temporary housing assistance. In mid-2009 Mr. Blum and his family moved to the Bay Area and, in accordance with his offer letter, which was amended in 2008, we paid for certain of his relocation expenses, including the packing and shipping of household goods and travel expenses, non-reoccurring transaction costs associated with the sale of his home and moving into a new home, along with an additional amount to cover the income taxes that he incurred associated with such non-reoccurring transaction costs. We agreed to cover these costs for Mr. Blum when offering him employment so that he would not incur costs by accepting employment with us.

Post-Termination Protection

            We believe that the possibility of a change in control creates uncertainty for our officers regarding their continued employment by the Company because such transactions frequently result in changes in senior management. We provide change in control protections to our officers to alleviate concerns regarding the possible occurrence of such a transaction, allowing them to focus their attention on the business of the Company. In addition, these protections encourage executives to remain with the Company during the threat or negotiation of a change in control transaction, which preserves the value of the Company and the potential benefit to be received by our stockholders in the transaction.

            The change in control severance benefits are structured under a Company plan, instead of individual employment agreements. With this change in control severance plan, we sought uniformity of results among the officers based on their positions at the Company. In addition, we believe that the events triggering payment, both the consummation of a change in control and an involuntary termination, and then only when there is no misconduct by the officer, are fair hurdles for the ensuing income protection. A description of our change in control severance plan is in the "Potential Payments Upon Termination or Change-in-Control" section on page 50. For officers who were eligible to participate in the plan prior to December 16, 2009, Theravance provides gross-ups for excise taxes potentially due upon a change in control in order to mitigate unfair differences between participants that may stem from their individual decisions to exercise or hold vested options. On December 16, 2009, our Board of Directors adopted a new 2009 change in control plan which applies to any officers hired, or non-officers promoted to officer level, after December 16, 2009. This new 2009 change in control plan does not provide gross-up protection. During 2009 there were no new agreements covering potential payments upon termination or change in control entered into, nor were there any material amendments to such existing named executive officer agreements.

            We do not have agreements providing severance in the event of involuntary terminations that do not occur in connection with a change in control with any of our officers except the CEO. Pursuant to the offer letter we entered into with Mr. Winningham to become our Chief Executive Officer in 2001, if Mr. Winningham's service is terminated without cause, he will receive a lump-sum severance payment of 24 months of his current salary plus two times his current target bonus.

            Our severance and change-in-control arrangements do not affect the Compensation Committee's decisions regarding other elements of compensation. Those arrangements serve specific purposes that we believe are not related to the determination of an officer's current compensation.

CEO Compensation

            Mr. Winningham's 2009 compensation consisted of base salary, annual bonus and a restricted stock unit award. The Compensation Committee determined CEO compensation using methods consistent with those used for other senior executives. For 2009, based on the Compensation Committee's evaluation of his leadership contribution in a difficult regulatory environment, the Compensation Committee increased Mr. Winningham's annualized base salary from $777,266 to

$792,811, a 2% increase from 2008, which results in a base salary above the 75th percentile of the 2008 peer group's CEOs. Mr. Winningham's award under the annual cash bonus program was earned in accordance with the terms of the defined performance goals, as described above in the Annual Incentive Compensation section. In March 2009, Mr. Winningham was granted an annual replenishment restricted stock unit award for 80,000 shares, which would reflect the 75th percentile if the annualized target share payout under his Performance RSU were achieved. The target share payout was the number of RSUs that would vest if two out of the four goals were achieved (half of the RSU award). As described in the Performance-Contingent Restricted Stock Unit Awards section above, none of the Performance RSU milestones were achieved by the end of 2009, so Mr. Winningham's 2009 replenishment award was below the 75th percentile by the amount of the annualized target share payout under his Performance RSU.

            Viewing our CEO's equity compensation in 2008 and 2009 standing alone, without context, it would appear that the value of 2009 equity compensation was more than double that of 2008. However, the Compensation Committee, when determining the size of these awards, started with an implied award size closer to the 75th percentile for RSUs and then reduced the award to take into account the CEO's then-existing long-term equity incentives. In both 2008 and 2009, the CEO's replenishment awards were reduced by the annualized portion of the target share payout under the three-year Performance RSU described above. The Compensation Committee's commitment to performance-contingent compensation is well reflected by their consistent reduction of the CEO's replenishment awards to reflect the shares that could have been earned under the Performance RSU. Ultimately, as described above, none of the milestones were achieved by the end of 2009 and we anticipate that the Performance RSU will be forfeited pursuant to its terms on April 26, 2010.

            The 2008 replenishment award was reduced further to complete the fifth and final year of the 2004 Program, described below and in the 2007, 2008 and 2009 proxy statements. In 2004, in connection with the Company's strategic alliance with GSK and then our initial public offering, the Compensation Committee consulted with FW Cook to structure compensation programs to retain our executive management team, to keep management focused during the period following the initial public offering, and to motivate management to maximize stockholder value in light of the strategic relationship with GSK. The Compensation Committee approved a program (the "2004 Program") to provide officer option grants at three times their normal size in 2004, which vested over five years. During the five-year vesting period, 2005 through 2008, officer annual replenishment equity awards were reduced by 50% so that the sum of awards provided in 2004-2008 was not higher with the 2004 front-load than if equal options had been granted in 2004-2008. In 2008, the replenishment award was a RSU instead of an option, so the annualized portion of the front-loaded option by which the replenishment award was reduced was converted from the market-based guideline into time-based vesting RSUs on a 3-option-for-1 RSU basis, which is a slight discount from an equivalent cost option-to-RSU conversion rate.

            Therefore, in 2008, our CEO's replenishment award was twice reduced to reflect the Compensation Committee's incorporation of both the Performance RSU and the 2004 Program into our CEO's overall equity compensation. Meanwhile, the 2009 award was only reduced one time for the Performance RSUs, since the 2004 Program had run its course according to the original intention set five years earlier. Share data reflecting the information described in the above two paragraphs are shown in the table below. The table reflects that the implied value of the replenishment awards in 2008 and 2009, which was the Compensation Committee's view when making decisions, differed by only about $3,400.

	2008	2009
For reference: 75th Percentile in RSUs	110,000	115,000
Compensation Committee Actions
(a) Implied Award in RSUs	82,451	111,667
Less: 2004 Front-Load (in RSUs)(1)	(27,666)	n/a
Less: Annualized Target for Performance RSU(2)	(31,667)	(31,667)
(b) Actual Award in RSUs	23,118	80,000
(c) Fair Market Value on Date of Grant	$19.80	$14.65
(b) × (c) Actual Value of Award	$457,736	$1,172,000
(a) × (c) Implied Value of Award	$1,632,530	$1,635,922

(1)
Front-load option grant annualized over five years and converted into time-vested RSUs on a 3-option-for-1 RSU basis.

(2)
Target Performance RSU payout annualized over three years and converted into time-vested RSUs on a 1.2-performance-contingent-RSU-for-1-time-vested-RSU basis (1 Performance RSU = 2.5 options).

            As CEO, Mr. Winningham's level of responsibility is much greater than those of the other executives, as he is informed and involved, in a detailed manner, with each department's progress toward our Company goals. In our industry, the CEO must be deeply aware of the Company's strengths and obstacles, and have sharp strategic vision for the Company's future while maintaining the Company's ability to adapt to changed circumstances and prospects quickly and thoughtfully. We believe Mr. Winningham displays these skills, adapting to the increased regulatory and economic uncertainty over the past two years and adjusting the focus of the Company's limited resources accordingly. We believe that Mr. Winningham's total compensation is closely connected with the Company's objective to reward, align, motivate and challenge Mr. Winningham to enhance long-term stockholder value.

Tax Deductibility of Pay

            Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that Theravance may deduct in any one year with respect to each of its CEO and three other most highly paid executive officers, other than its CFO. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. The 2004 Equity Incentive Plan was designed to qualify for exemption from the $1 million limitation and, accordingly, option grants under that equity incentive plan with an exercise price that is at least equal to the fair market value of the option shares on the grant date and certain performance-based stock awards should qualify as performance-based compensation and should not be subject to the $1 million deduction limitation. Restricted stock or RSU awards with time-based vesting and cash awards under the annual incentive program are subject to the $1 million deduction limitation when aggregated with other non-exempt compensation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. Although deduction of some amounts paid as compensation by Theravance to certain executives may be limited by Section 162(m), that limitation does not result in the current payment of increased federal income taxes by Theravance due to its significant net operating loss carry forwards. The Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards not to comply with Section 162(m) if it determines that such action is appropriate and in our best interests.

COMPENSATION COMMITTEE REPORT(1)

            The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

            Submitted by the following members of the Compensation Committee:

Jeffrey M. Drazan George M. Whitesides, Ph.D. William D. Young, Chairman

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Theravance under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SUMMARY COMPENSATION TABLE

            The following table sets forth all of the compensation awarded to, earned by, or paid to our "principal executive officer," "principal financial officer" and the three other highest paid executive officers whose total compensation in fiscal year 2009 exceeded $100,000 (our "named executive officers") for fiscal years 2009, 2008, and 2007.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)		(j)
Rick E Winningham	2009	791,516	0	1,172,000	0	336,945	148	(4)	2,300,609
Chief Executive Officer	2008	775,379	88,820	457,736	0	272,043	0		1,593,978
	2007	751,632	0	0	1,190,160	282,986	36,422		2,261,200
Michael W. Aguiar	2009	381,631	0	542,050	0	130,070	148	(4)	1,053,899
Senior Vice President, Chief	2008	370,227	33,885	461,993	495,522	103,997	0		1,465,624
Financial Officer	2007	355,447	0	0	1,201,228	107,140	0		1,663,815
Leonard M. Blum(5)	2009	376,843	0	512,750	0	128,387	507,640	(6)	1,525,620
Senior Vice President and	2008	367,700	26,525	269,498	247,761	103,152	65,125		1,079,761
Chief Commercial Officer
Mathai Mammen(7)	2009	327,500	0	542,050	0	321,138	148	(4)	1,190,836
Senior Vice President, Research &	2008	299,813	21,600	217,800	979,580	292,938	0		1,811,731
Early Clinical Development
Bradford J. Shafer(8)	2009	373,164	0	542,050	0	127,500	148	(4)	1,042,862
Senior Vice President, General Counsel	2008	351,837	32,202	106,445	0	98,831	0		589,315

(1)
Includes amounts deferred pursuant to our 401(k) plan.

(2)
The amounts in this column represent the aggregate grant date fair value of stock awards or option awards granted to the officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Note 11 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on February 26, 2010 for a discussion of all assumptions made by the Company in determining the grant date fair values of its equity awards. In accordance with the SEC's rules, the grant date fair value of any award subject to a performance condition is based on the probable outcome of the performance conditions. Messrs. Winningham and Aguiar were each granted a performance-contingent RSU in 2007, the vesting of which was tied to the successful achievement of four corporate operating milestones. The grant date fair value of these awards assuming the highest level of performance conditions would have been achieved was $7,546,254 in the case of Mr. Winningham and $3,571,316 in the case of Mr. Aguiar. At the time these RSUs were granted, it was not probable that any of the performance conditions would be achieved and therefore no amount attributable to these awards is included in the "stock awards" column. Dr. Mammen was granted a performance-contingent RSU in 2008, the vesting of which was tied to the successful achievement of three corporate operating milestones. The grant date fair value of this award assuming the highest level of performance conditions would have been achieved was $2,249,993. At the time the award was made, it was not probable that any of the performance conditions would be achieved and therefore no amount attributable to this award is included in the "stock awards" column. Ultimately, none of the milestones applicable to the performance-contingent RSUs granted to Messrs. Winningham and Aguiar or to Dr. Mammen were achieved and we expect these awards to expire in accordance with their terms on April 26, 2010.

(3)
The amounts in this column reflect cash bonus awards earned by the named executive officers under our 2007, 2008, and 2009 annual cash bonus plans, which were paid in the first quarter of the following year. The 2009 annual cash bonus plan is discussed in greater detail in "Compensation Discussion and Analysis" beginning on page 32. In the case of Dr. Mammen, it also includes a $208,938 bonus payment in each of 2008 and 2009 based on achieving proof-of-concept for two product candidates, as discussed in greater detail in "Compensation Discussion and Analysis" beginning on page 32.

(4)
Reflects a tax-gross up payment on an iPod given as a reward for FDA approval of our first medicine, VIBATIV™ (telavancin). Both the iPod and gross-up payment were provided to all Company employees.

(5)
Mr. Blum was employed by us beginning in July 2007, but was not one of our named executive officers in 2007. Accordingly, compensation information is not provided for 2007.

(6)
Includes the following benefits related to Mr. Blum's relocation to the Bay Area: $17,653 in temporary housing expenses, $9,901 in approximately weekly travel expenses to and from Mr. Blum's home in the Northwest, $251,486 in non-reoccurring transaction costs associated with the sale of his home and moving into a new home, and $227,912 in tax gross-up payments on Mr. Blum's temporary housing expenses and the non-reoccurring transaction costs associated with his relocation to the Bay Area. Also includes a $240 cash wellness benefit paid to all Company employees, a $300 iPod given to all employees as a reward for FDA approval of our first medicine, VIBATIV™ (telavancin) as well as a $148 tax gross-up payment on the iPod, which was also provided to all employees.

(7)
Dr. Mammen was employed by us, but was not one of our named executive officers, in 2007. Accordingly, compensation information is not provided for 2007.

(8)
Mr. Shafer was employed by us, but was not one of our named executive officers, in 2007. Accordingly, compensation information is not provided for 2007.

Salary and Non-Equity Incentive Plan Compensation in Proportion to Total Compensation

            The amount of salary, bonus and non-equity incentive plan compensation awarded to, earned by, or paid to our named executive officers for 2009 in proportion to the total compensation reported for each of our named executive officers was:

Mr. Winningham:	49%
Mr. Aguiar:	49%
Mr. Blum:	33%
Dr. Mammen:	54%
Mr. Shafer:	48%

2009 GRANTS OF PLAN-BASED AWARDS

            The following table sets forth each non-equity incentive plan award and equity award granted to our named executive officers during fiscal year 2009.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)
				All Other Stock Awards: Number of Shares or Units (#)(2)
					Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Target ($)	Maximum ($)
(a)	(b)	(d)	(e)	(i)	(l)
Rick E Winningham	N/A	396,406	594,608	—	—
	3/20/09	—	—	80,000	1,172,000
Michael W. Aguiar	N/A	153,024	229,536	—	—
	3/20/09	—	—	37,000	542,050
Leonard M. Blum	N/A	151,044	226,566	—	—
	3/20/09	—	—	35,000	512,750
Mathai Mammen	N/A	132,000	198,000	—	—
	3/20/09	—	—	37,000	542,050
Bradford J. Shafer	N/A	150,000	225,000	—	—
	3/20/09	—	—	37,000	542,050

(1)
Each named executive officer was granted a non-equity incentive plan award pursuant to our 2009 annual cash bonus plan which is discussed in greater detail in "Compensation Discussion and Analysis" beginning on page 32. The amounts shown in the "target" column reflect the target payout under the plan if goals set forth in the plan with an aggregate weighting of 100% are achieved. The target amount is equal to 50% of Mr. Winningham's annualized base salary and 40% of the other named executive officers' annualized base salaries. The amounts shown in the "maximum" column reflect the maximum payout under the plan if goals set forth in the plan with an aggregate weighting of 150% are achieved. The actual amounts paid to each named executive officer are shown in the Summary Compensation Table on page 43.

(2)
Each of our named executive officers was granted an RSU for our Common Stock under our Incentive Plan. The RSUs vest in equal quarterly installments over four years beginning May 20, 2009, provided the holder remains in continuous service through each vesting date. In addition, the RSUs will become fully vested if we are acquired and the holder is subject to an involuntary termination as described in greater detail in "Potential Payments Upon Termination or Change in Control" beginning on page 50. However, a transaction not prohibited by the Governance Agreement in which GlaxoSmithKline LLC (formerly known as SmithKline Beecham Corporation) acquires less than 100% of our stock is not considered an acquisition that would trigger the foregoing acceleration provision.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

            The following table sets forth information regarding each unexercised option and all unvested stock and restricted stock units held by each of our named executive officers as of December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)	(b)		(c)	(e)	(f)	(g)		(h)	(i)		(j)
Rick E Winningham	774,192	(4)	—	8.525	12/7/2011	—		—	—		—
	177,419	(5)	—	3.10	1/23/2013	—		—	—		—
	416,128	(6)	—	9.6875	3/28/2014	—		—	—		—
	66,465	(7)	2,890	29.65	2/7/2016	—		—	—		—
	47,682	(8)	21,673	34.00	2/13/2017	—		—	—		—
	—		—	—	—	13,003	(9)	169,949	—		—
	—		—	—	—	65,000	(10)	849,550	—		—
	—		—	—	—	—		—	170,216	(11)	2,224,723
Michael W. Aguiar	175,000	(12)	—	17.91	3/6/2015	—		—	—		—
	28,990	(7)	1,260	29.65	2/7/2016	—		—	—		—
	19,167	(13)	833	27.56	4/25/2016	—		—	—		—
	48,125	(8)	21,875	34.00	2/13/2017	—		—	—		—
	21,250	(14)	38,750	16.25	7/22/2018	—		—	—		—
	—		—	—	—	—		—	—		—
	—		—	—	—	13,124	(9)	171,531	—		—
	—		—	—	—	30,062	(10)	392,910	—		—
	—		—	—	—	—		—	80,556	(11)	1,052,867
Leonard M. Blum	102,083	(15)	72,917	26.10	7/31/2017	—		—	—		—
	10,625	(14)	19,375	16.25	7/22/2018	—		—	—		—
	—		—	—	—	50,000	(16)	653,500	—		—
	—		—	—	—	7,656	(9)	100,064	—		—
	—		—	—	—	28,437	(10)	371,672	—		—
	—		—	—	—	—		—	103,448	(11)	1,352,065
Mathai Mammen	6,451	(17)	—	8.525	9/15/2010	—		—	—		—
	9,838	(18)	—	8.525	2/3/2011	—		—	—		—
	3,225	(17)	—	8.525	2/23/2012	—		—	—		—
	5,161	(17)	—	3.10	12/19/2012	—		—	—		—
	14,510	(5)	—	3.10	1/23/2013	—		—	—		—
	4,570	(17)	—	3.10	2/24/2014	—		—	—		—
	19,354	(17)	—	12.40	9/2/2014	—		—	—		—
	48,000	(19)	—	16.00	10/3/2014	—		—	—		—
	21,900	(20)	—	18.37	2/9/2015	—		—	—		—
	9,488	(7)	412	29.65	2/7/2016	—		—	—		—
	9,075	(8)	4,125	34.00	2/13/2017	—		—	—		—
	9,969	(21)	6,531	32.78	7/1/2017	—		—	—		—
	47,917	(22)	52,083	19.80	1/28/2018	—		—	—		—
	—		—	—	—	6,187	(9)	80,864	—		—
	—		—	—	—	30,062	(10)	392,910	—		—
	—		—	—	—	—		—	113,636	(11)	1,485,223

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)	(b)		(c)	(e)	(f)	(g)		(h)	(i)		(j)
Bradford J. Shafer	30,205	(23)	—	8.525	2/23/2012	—		—	—		—
	96,773	(6)	—	9.6875	3/28/2014	—		—	—		—
	26,629	(20)	—	18.37	2/9/2015	—		—	—		—
	15,457	(7)	672	29.65	2/7/2016	—		—	—		—
	11,089	(8)	5,040	34.00	2/13/2017	—		—	—		—
	—		—	—	—	3,024	(9)	39,524	—		—
	—		—	—	—	30,062	(10)	392,910	—		—
	—		—	—	—	—		—	76,554	(11)	1,000,561

(1)
With the exception of the performance-contingent RSUs in column (i), all of the equity awards held by our named executive officers will vest if we are acquired and the equity holder is subject to an involuntary termination as described in greater detail in "Potential Payments Upon Termination or Change in Control" beginning on page 50. However, a transaction not prohibited by the Governance Agreement in which GlaxoSmithKline LLC (formerly known as SmithKline Beecham Corporation) acquires less than 100% of our stock is not considered an acquisition that would trigger the foregoing acceleration provision.

(2)
Computed in accordance with SEC rules as the number of unvested shares or restricted stock units multiplied by the closing market price of our Common Stock at the end of the 2009 fiscal year, which was $13.07 on December 31, 2009. The actual value (if any) to be realized by the officer depends on whether the shares vest and the future performance of our Common Stock.

(3)
Computed in accordance with SEC rules as the number of unvested restricted stock units multiplied by the closing market price of our Common Stock at the end of the 2009 fiscal year, which was $13.07 on December 31, 2009. The actual value (if any) to be realized by the officer depends on successful achievement of certain corporate operating milestones and the future performance of our Common Stock. None of the milestones had been achieved by December 31, 2009, and we expect these awards to expire in accordance with their terms on April 26, 2010.

(4)
Mr. Winningham received grants of options to purchase shares of our Common Stock under our 1997 Stock Plan at the commencement of his employment on December 8, 2001. These options vested over a four-year period from the date of grant and became fully vested on December 8, 2005.

(5)
Mr. Winningham and Dr. Mammen received grants of options to purchase shares of our Common Stock under our 1997 Stock Plan on January 24, 2003. These options vested over a four-year period from the date of grant and became fully vested on January 24, 2007.

(6)
Messrs. Winningham and Shafer received grants of options to purchase shares of our Common Stock under our 1997 Stock Option Plan on March 29, 2004. These options vested over a five-year period from the date of grant and became fully vested on March 29, 2009.

(7)
Messrs. Winningham, Aguiar and Shafer and Dr. Mammen received grants of options to purchase shares of our Common Stock under our 2004 Incentive Plan on February 8, 2006. These options vested over a four-year period from the date of grant and became fully vested on February 8, 2010.

(8)
Messrs. Winningham, Aguiar and Shafer, and Dr. Mammen received grants of options to purchase shares of our Common Stock under our Incentive Plan on February 14, 2007. Each option vests in 48 equal monthly installments upon completion of each month of continuous service after the date of grant. As a result, each option will be fully vested on February 14, 2011, provided the holder remains in continuous service through each vesting date.

(9)
Messrs. Winningham, Aguiar, Blum and Shafer and Dr. Mammen received RSUs under our Incentive Plan on January 29, 2008. Each RSU vests over approximately four years, with the first 25% vesting on February 20, 2009 and the remainder vesting in equal quarterly installments thereafter until February 20, 2012, provided the holder remains in continuous service through each vesting date.

(10)
Messrs. Winningham, Aguiar, Blum and Shafer and Dr. Mammen received RSUs under our Incentive Plan on March 20, 2009. Each RSU vests in equal quarterly installments beginning May 20, 2009, provided the holder remains in continuous service through each vesting date.

(11)
Each of the individuals in the table above was granted a performance contingent RSU under our Incentive Plan. The vesting of these RSUs was tied to the successful achievement of corporate operating milestones, as well as the officers' continued employment through April 26, 2010. None of the milestones had been achieved by December 31, 2009, and we expect these awards to expire in accordance with their terms on April 26, 2010.

(12)
Mr. Aguiar received a grant of an option to purchase shares of our Common Stock under our 2004 Incentive Plan at the commencement of his employment on March 7, 2005. This option vested over a four-year period and became fully vested on March 7, 2009.

(13)
Mr. Aguiar received a grant of an option to purchase shares of our Common Stock under our 2004 Incentive Plan on April 26, 2006. This option vested over a four-year period from the date of grant and became fully vested on February 8, 2010.

(14)
Messrs. Aguiar and Blum received grants of options to purchase shares of our Common Stock under our Incentive Plan on July 23, 2008. 25% of the option shares vested on July 23, 2009, and an additional 1/48th of the option shares will vest when each additional month of service thereafter is completed. As a result, each option will be fully vested on July 23, 2012, provided the holder remains in continuous service through each vesting date.

(15)
Mr. Blum received a grant of an option to purchase shares of our Common Stock under our Incentive Plan on August 1, 2007 in connection with the commencement of his employment. 25% of the option shares vested on August 1, 2008 and an additional 1/48th of the option shares vest when each additional month of service is completed. As a result, the option will be fully vested on August 1, 2011, provided Mr. Blum remains in continuous service through each vesting date.

(16)
Mr. Blum was granted 50,000 restricted shares of our Common Stock on August 1, 2007 in connection with the commencement of his employment. The grant was made under our Incentive Plan. One third of the shares will vest on July 30, 2010, one third of the shares will vest on July 30, 2011, and the remaining one third of the shares will vest on July 30, 2012, provided Mr. Blum remains in continuous service through each vesting date. The shares (whether vested or unvested) carry the same dividend and voting rights as our other shares of Common Stock.

(17)
Dr. Mammen received five grants of options to purchase shares of our Common Stock under our 1997 Stock Plan in connection with promotions between September 16, 2000 and September 3, 2004. These options each vested monthly over a five-year period from the date of grant and have fully vested.

(18)
Dr. Mammen received grants of options to purchase shares of our Common Stock under our 1997 Stock Plan on February 4, 2001 in connection with a promotion. 6,451 of the option shares vested monthly over a five-year period from the date of grant, and 3,387 of the option shares vested monthly over a four-year period from the date of grant.

(19)
Dr. Mammen received a grant of an option to purchase shares of our Common Stock under our 1997 Stock Option Plan on October 4, 2004. 40% of the option shares vested on September 13, 2007 and an additional 30% of the option shares vested on October 4, 2008. The final 30% of the option shares vested on October 4, 2009.

(20)
Dr. Mammen and Mr. Shafer received grants of options to purchase shares of our Common Stock under our Incentive Plan on February 10, 2005. Each option vested in 48 equal monthly installments upon completion of each month of continuous service after the date of grant until they became fully vested on February 10, 2009.

(21)
Dr. Mammen received a grant of an option to purchase shares of our Common Stock under our Incentive Plan on July 2, 2007. The option vests in 48 equal monthly installments upon completion of each month of continuous service after the date of grant. As a result, the option will be fully vested on July 2, 2011, provided Dr. Mammen remains in continuous service through each vesting date.

(22)
Dr. Mammen received a grant of an option to purchase shares of our Common Stock under our Incentive Plan on January 29, 2008. The option vests in 48 equal monthly installments upon completion of each month of continuous service after the date of grant. As a result, the option will be fully vested on January 29, 2012, provided Dr. Mammen remains in continuous service through each vesting date.

(23)
Mr. Shafer received a grant of an option to purchase shares of our Common Stock under our 1997 Stock Option Plan on February 24, 2002. This option vested over a four-year period from the date of grant and became fully vested on February 24, 2006.

2009 OPTION EXERCISES AND STOCK VESTED

            The following table shows the number of shares of restricted stock and restricted stock units held by each named executive officer that vested during the 2009 fiscal year. None of our named executive officers exercised options during the 2009 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)
Rick E Winningham	—	—	25,115	367,917
Michael W. Aguiar	—	—	29,647	479,233
Leonard M. Blum	—	—	12,518	183,528
Mathai Mammen	—	—	11,751	172,155
Bradford J. Shafer	—	—	9,290	135,863

(1)
Value realized is based on the fair market value of our common stock on the vesting date multiplied by the number of shares vested and does not necessarily reflect proceeds received by the officer.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

            Each of our named executive officers is entitled to severance benefits pursuant to our change in control severance plan. In addition, Mr. Winningham is entitled to severance benefits pursuant to his offer letter.

Change in Control Severance Benefits

            Pursuant to our change in control severance plan, if a named executive officer is subject to an involuntary termination within 3 months prior to or 24 months after a change in control of Theravance, he is entitled to the following benefits provided he signs a release of claims:

  •
  In the case of our Senior Vice Presidents, a lump sum payment equal to 150% of the officer's annual base salary and target bonus.

  •
  In the case of our Chief Executive Officer, a lump sum payment equal to 200% of the officer's annual base salary and target bonus.

  •
  A pro-rata portion of the named executive officer's target bonus based on the number of full months of employment completed in the year of termination.

  •
  Continuation of the officer's health and welfare benefits for the shorter of 18 months (in the case of our Senior Vice Presidents) or 24 months (in the case of our Chief Executive Officer) or the expiration of the officer's continuation coverage under COBRA.

  •
  Full vesting of any unvested stock options, restricted stock and RSUs held by the officer. The performance-contingent RSUs granted to our named executive officers in 2007, and to Dr. Mammen in 2008, are not eligible for acceleration of vesting pursuant to our change in control severance plan except in the event of a GSK Change in Control as defined below.

Conditions to Receive Severance Payments Under our Change in Control Severance Plan

            In order to receive severance benefits under our change in control severance plan, an officer must sign a general release of claims. In addition, severance benefits may be conditioned upon the officer's compliance with any confidentiality agreement between the officer and the Company.

Definitions

            The following definitions are used in our change in control severance plan:

            A "change in control" includes:

  •
  The consummation of a merger or consolidation if persons who were not our stockholders prior to the merger or consolidation own 50% or more of the voting securities of the surviving company and its parent.

  •
  A sale, transfer or other disposition of all or substantially all of our assets.

  •
  A change in the composition of our Board of Directors as a result of which fewer than 50% of the incumbent directors either were directors on the date 24 months prior to the change in control (the "original directors") or were appointed or nominated for election to the Board of Directors by a majority of the original directors or directors whose appointment or nomination was approved by at least 50% of the original directors.

  •
  A transaction as a result of which any person becomes the beneficial owner of 50% or more of our outstanding voting securities.

            A transaction shall not constitute a change in control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction. In addition, except with respect to a GSK Change In Control (defined below), the following stock purchases by GlaxoSmithKline LLC (formerly known as SmithKline Beecham Corporation) (GSK) will not constitute a change in control:

  •
  The exercise by GSK of any of its rights under the Amended and Restated Governance Agreement, dated as of June 4, 2004, as amended, among the Company, GSK, GlaxoSmithKline plc and Glaxo Group Limited (the "Governance Agreement") to representation on our Board of Directors (and its committees).

  •
  Any acquisition by GSK of securities of the Company (whether by merger, tender offer, private or market purchases or otherwise) not prohibited by the Governance Agreement.

            A "GSK Change In Control" means the acquisition by GSK, in compliance with the provisions of the Governance Agreement, of 100% of the Company's outstanding voting stock.

            An "involuntary termination" means a termination of an officer's employment by the Company for reasons other than misconduct, or an officer's resignation following (1) a material diminution in the officer's authority, duties or responsibilities, (2) a material reduction in the officer's base salary, (3) a material change in the officer's work location or (4) a breach of the officer's employment agreement by the Company. In order to qualify as an involuntary termination, the officer must give written notice to the Company within 90 days after the initial existence of one of the conditions described above and the Company must not have cured such condition within 30 days thereafter.

            "Misconduct" means an officer's (1) commission of any act of fraud, embezzlement or dishonesty, (2) material unauthorized use or disclosure of our confidential information or trade secrets or (3) other material intentional misconduct adversely affecting the business or affairs of the Company.

Equity Acceleration Upon A Change in Control

            The performance-contingent RSUs granted to our named executive officers in 2007, and granted to Dr. Mammen in 2008, are not eligible for vesting under our change in control severance plan except in the event of a GSK Change In Control. However, in the event of a change in control prior to December 31, 2009, a portion of the RSUs was eligible to accelerate on the date of the change in control.

            In addition, all equity awards granted under our equity incentive plans will fully accelerate in the event of a change in control unless the awards are assumed by the successor corporation or replaced with comparable awards. The foregoing does not apply to the performance-contingent RSUs granted to our named executive officers in 2007, and granted to Dr. Mammen in 2008, except in the event of a GSK Change in Control.

280G Tax Gross-Up

            If a named executive officer meets the conditions for severance payments under our change in control severance plan, and if an independent accounting firm selected by the Company determines that the named executive officer would be subject to excise taxes under Section 4999 of the Code as a result of payments under the change in control severance plan, due to acceleration of vesting of options, or otherwise, then the Company will pay the named executive officer an additional amount equal to the excise taxes and any income and excise taxes due as a result of the Company's payment of the excise taxes, along with any interest or penalties stemming from these taxes.

Severance

            In addition to the severance benefits he is entitled to pursuant to our change in control severance plan, Mr. Winningham's offer letter provides that if his employment is terminated by Theravance without cause, he will receive a lump-sum severance payment of 24 months' salary plus two times his current target bonus provided he signs a general release of claims. "Cause" means Mr. Winningham's (i) unauthorized use or disclosure of the confidential information or trade secrets, which use causes material harm to the Company, (ii) conviction of a felony under the laws of the United States or any state thereof, (iii) gross negligence, or (iv) repeated failure to perform lawful assigned duties for thirty days after receiving written notification from the Board of Directors. In the event that Mr. Winningham is eligible for cash severance benefits under the change in control severance plan, then the severance benefits under his offer letter would not apply.

            The table below reflects the potential payments and benefits to which the named executive officers would be entitled under the arrangements described above. The amounts shown in the table below assume that both the change in control and an involuntary termination occurred on December 31, 2009 and that all eligibility requirements under the change in control severance plan were met.

            The following assumptions were used in calculating the values described in the table below:

  •
  Value of Option Acceleration:  The value of vesting acceleration was calculated by multiplying the number of unvested option shares by the difference between the closing price of our Common Stock on December 31, 2009 (which was $13.07 per share) and the exercise price of the unvested option shares. Since the exercise price per share of the unvested options held by our named executive officers was greater than the closing stock price of our Common Stock on December 31, 2009, no value is assigned to the acceleration of their options.

  •
  Value of Restricted Stock and RSU Acceleration:  The value of the vesting acceleration was calculated by multiplying the number of unvested restricted shares or unvested RSUs by the closing price of our Common Stock on December 31, 2009 (which was $13.07 per share).

  •
  280G Tax Gross-Up:  The calculation of the gross-up payments in the table below is based on an excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 9.55% state income tax rate. For purposes of this calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to an executive executing a non-competition agreement.

Name	Bonus for Year of Termination ($)(1)	Cash Severance ($)(2)	Vacation Payout ($)	Unexercisable Options that Vest ($)	Restricted Stock that Vest ($)(3)	Restricted Stock Units That Vest ($)(4)	Health and Welfare ($)(5)	Excise Tax Gross-Up ($)	Total($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Rick E Winningham(6)	396,406	2,378,433	65,559	—	—	1,019,499	56,498	—	3,916,395
Chief Executive Officer
Michael W. Aguiar	153,024	803,376	20,967	—	—	564,441	42,373	—	1,584,181
SVP, Chief Financial
Officer
Leonard M. Blum	151,044	792,981	13,616	—	653,500	471,736	42,373	929,855	3,055,105
SVP, Chief Commercial
Officer
Mathai Mammen	132,000	693,000	24,115	—	—	473,774	42,373	577,570	1,942,832
SVP, Research & Early
Clinical Development
Bradford J. Shafer	150,000	787,500	25,060	—	—	432,434	32,910	586,659	2,014,563
SVP, General Counsel

(1)
Reflects payment of the officer's 2009 target bonus.

(2)
Reflects payment of 1.5 or 2 times the officer's base salary and target bonus, as applicable.

(3)
Reflects full vesting of all unvested restricted stock awards.

(4)
Reflects full vesting of all unvested RSUs other than the officers' performance-contingent RSUs granted in 2007 and 2008.

(5)
Reflects the cost of each officer's COBRA premiums for 18 or 24 months, as applicable.

(6)
If Mr. Winningham's employment had been terminated by Theravance without cause on December 31, 2009 other than in connection with a change in control, he would have been entitled to receive the cash severance payments indicated in column (c) and the vacation payout in column (d) but no other benefits.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plans

            The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2009:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	9,934,936	(1)	$16.95	(3)	2,020,047	(4)

Equity compensation plans not approved by security holders	521,032	(2)	$11.63	(3)	178,116

Total	10,455,968	(1,2)	$16.63	(3)	2,198,163	(4)

(1)
Includes 7,914,869 shares issuable upon exercise of outstanding options and 2,020,067 shares issuable upon vesting of outstanding restricted stock units.

(2)
Includes 499,000 shares issuable upon exercise of outstanding options and 22,032 shares issuable upon vesting of outstanding restricted stock units.

(3)
Does not take into account outstanding restricted stock units as these awards have no exercise price.

(4)
Includes 478,619 shares of Common Stock available for issuance under our Employee Stock Purchase Plan.

            The Theravance, Inc. 2008 New Employee Equity Incentive Plan is a non-stockholder approved plan, which was adopted by the Board of Directors on January 29, 2008 and amended on July 21, 2009 and is intended to satisfy the requirements of Nasdaq Marketplace Rule 5635(c)(4). Non-statutory options, restricted stock units, and restricted stock awards may be granted under the New Employee Equity Incentive Plan to new employees of the Company. The Board authorized 700,000 shares of Common Stock for issuance under the New Employee Equity Incentive Plan. All option grants will have an exercise price per share of no less than 100% of the fair market value per share of Common Stock on the grant date. Each option, restricted stock unit and restricted stock award will vest in installments over the holder's period of service with the Company. Additional features of the New Employee Equity Incentive Plan are outlined in Note 11 to our consolidated financial statements in our Annual Report on Form 10-K filed on February 26, 2010. Assuming stockholder approval of Proposal No. 2, we will not make additional awards under the New Employee Equity Incentive Plan after the date of our Annual Meeting.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

            Transactions, arrangements or relationships in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest are subject to review, approval or ratification by our Board or a committee of our Board. Our Audit Committee, which has the principal responsibility for reviewing related person transactions, has adopted written policies and procedures with respect to related person transactions. In conformance with SEC regulations, these policies and procedures define related persons to include our executive officers, our directors and nominees to become a director of our company, any person who is known to us to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or in which such person has a 5% or greater beneficial ownership interest. As set forth in our policies and procedures, it is our general policy to approve or ratify related person transactions only when our Board or a committee of our Board determines that the transaction is in, or is not inconsistent with, our and our stockholders' best interests, including situations where we may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party.

Legal Services

            The Company has engaged Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP ("Gunderson Dettmer"), of which Mr. Gunderson is a founding partner, as its primary legal counsel. Fees are incurred in the ordinary course of business, and during fiscal year ended December 31, 2009, we incurred fees of approximately $401,000. Mr. Gunderson's interest in these fees is not readily calculable. We believe the services rendered to us by Gunderson Dettmer were on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party. We expect to continue to retain the services of Gunderson Dettmer in the future.

Agreements with GSK

            In 2002 and 2004 we entered into significant agreements with GSK, which resulted in transactions with GSK during the fiscal year ended December 31, 2009 and contemplate transactions that may occur during the current fiscal year.

    2002 RELOVAIR™ Program

            In November 2002, we entered into our long-acting beta2 agonist (LABA) collaboration with GSK to develop and commercialize a once-daily LABA product candidate both as a single-agent new medicine for the treatment of chronic obstructive pulmonary disease (COPD) and as part of a new combination medicine with an inhaled corticosteroid (ICS) for the treatment of asthma and/or a long-acting muscarinic antagonist (LAMA) for COPD. These programs, now known collectively as the RELOVAIR™ program, are aimed at developing next generation respiratory products to replace GSK's Seretide and Advair franchise, which reported 2009 sales of approximately $8.0 billion. Each company contributed four LABA product candidates to the collaboration.

            In connection with the RELOVAIR™ program, in 2002 we received from GSK an upfront payment of $10.0 million and sold to an affiliate of GSK shares of our Series E preferred stock for an aggregate purchase price of $40.0 million. In addition, we were eligible to receive up to $495.0 million in development, approval, launch, and sales milestones and royalties on the sales of any product resulting from this program. Through December 31, 2009, we have received a total of $60.0 million in upfront and development milestone payments. GSK has determined to focus the collaboration's resources on the development of the lead LABA, GW642444 ('444), a GSK-discovered compound, together with GSK's ICS, fluticasone furoate (FF). Accordingly, we do not expect to receive any further milestone payments from the RELOVAIR™ program. In the event that a LABA product candidate discovered by GSK is successfully developed and commercialized, we will be obligated to make milestone payments to GSK which could total as much as $220.0 million if both a single-agent and a combination product were launched in multiple regions of the world. Based on available information, we do not estimate that a significant portion of these potential milestone payments to GSK are likely to be made in the next two years. Moreover, we are entitled to receive the same royalties on sales of medicines from the RELOVAIR™ program, regardless of whether the product candidate originated with Theravance or with GSK. Theravance is entitled to annual royalties of 15% on the first $3.0 billion of annual global net sales and 5% for all annual global net sales above $3.0 billion. Sales of single-agent LABA medicines and combination medicines would be combined for the purposes of this royalty calculation. For other products combined with a LABA from the RELOVAIR™ program, such as a combination LABA/LAMA medicine, which are launched after a LABA/ICS combination medicine, royalties are upward tiering and range from the mid-single digits to 10%. However, if GSK is not selling a LABA/ICS combination product at the time that the first other LABA combination is launched, then the royalties described above for the LABA/ICS combination medicine are applicable.

    2004 Strategic Alliance

            In March 2004, we entered into our strategic alliance with GSK. Under this alliance, GSK received an option to license exclusive development and commercialization rights to product candidates from all of our full drug discovery program initiated prior to September 1, 2007, on pre-determined terms and on an exclusive, worldwide basis. Pursuant to the terms of the strategic alliance agreement, we initiated three new full discovery programs between May 2004 and August 2007. These three programs are (i) our peripheral Opioid-Induced Bowel Constipation (PUMA) program, (ii) our AT1 Receptor—Neprilysin Inhibitor (ARNI) program for cardiovascular disease and (iii) our MonoAmine Reuptake Inhibitor (MARIN) program for chronic pain. GSK has the right to license product candidates from these three programs, and must exercise this right no later than sixty days subsequent to the "proof-of-concept" stage (generally defined as the successful completion of a Phase 2a clinical study showing efficacy and tolerability if the biological target for the drug has been clinically validated by an existing medicine, and successful completion of a Phase 2b clinical study showing efficacy and tolerability if the biological target for the drug has not been clinically validated by an existing medicine). Under the terms of the strategic alliance, GSK has only one opportunity to license each of our programs. Upon its decision to license a program, GSK is responsible for funding all future development, manufacturing and commercialization activities for product candidates in that program. In addition, GSK is obligated to use diligent efforts to develop and commercialize product candidates from any program that it licenses. Consistent with our strategy, we are obligated at our sole cost to discover two structurally different product candidates for any programs that are licensed by GSK under the alliance. If these programs are successfully advanced through development by GSK, we are entitled to receive clinical, regulatory and commercial milestone payments and royalties on any sales of medicines developed from these programs. For product candidates licensed to date under this agreement, the royalty structure for a product containing one of our compounds as a single active ingredient would result in an average percentage royalty rate in the low double digits. If a product is successfully commercialized, in addition to any royalty revenue that we receive, the total upfront and milestone payments that we could receive in any given program that GSK licenses range from $130.0 million to $162.0 million for programs with single-agent medicines and up to $252.0 million for programs with both a single-agent and a combination medicine. If GSK chooses not to license a program, we retain all rights to the program and may continue the program alone or with a third party. To date, GSK has licensed our two COPD programs: LAMA and MABA. We received a $5.0 million payment from GSK in connection with its license of each of our LAMA and MABA programs in

August 2004 and March 2005, respectively. However, in 2009, GSK returned the LAMA program to us because the formulation of the lead product candidate was incompatible with GSK's proprietary inhaler device. GSK has chosen not to license our bacterial infections program, our anesthesia program and our 5-HT4 program. There can be no assurance that GSK will license any of the remaining programs under the alliance agreement, which could have an adverse effect on our business and financial condition.

            In connection with the strategic alliance with GSK, we received from GSK a payment of $20.0 million. In May 2004, GSK purchased through an affiliate 6,387,096 shares of our Class A common stock for an aggregate purchase price of $108.9 million. Through December 31, 2009, we have received $46.0 million in upfront and milestone payments from GSK relating to the strategic alliance agreement. In addition, pursuant to a partial exercise of its rights under the governance agreement, upon the closing of our initial public offering on October 8, 2004, GSK purchased through an affiliate an additional 433,757 shares of Class A common stock. GSK's ownership position of our outstanding stock was approximately 14.6% as of February 16, 2010.

Delivery of Documents to Stockholders Sharing an Address

            A number of brokers with account holders who are Theravance, Inc. stockholders may be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Theravance, Inc., 901 Gateway Boulevard, South San Francisco, California 94080 Attn: Secretary or contact Bradford J. Shafer, Secretary at (650) 808-6000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

OTHER MATTERS

            The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Bradford J. Shafer Senior Vice President, General Counsel and Secretary

March 24, 2010

 Appendix A

Theravance, Inc.

2004 Equity Incentive Plan

(As Amended and Restated February 10, 2010)

A-i

A-ii

THERAVANCE, INC.

2004 EQUITY INCENTIVE PLAN

ARTICLE I.    INTRODUCTION.

            The Plan was adopted by the Board on May 27, 2004 to be effective at the IPO, and the amendment and restatement of the Plan was approved by the Board and the Compensation Committee of the Board on February 10, 2010 to be effective on the date of the Corporation's 2010 Annual Meeting of Stockholders assuming the Plan is approved by the Corporation's stockholders at such meeting. The purpose of the Plan is to promote the long-term success of the Corporation and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications, and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for the following Awards: (i) Options (which may constitute incentive stock options or nonstatutory stock options), (ii) stock appreciation rights, (iii) Restricted Shares, (iv) Stock Units and (v) Performance Cash Awards.

            The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except their choice-of-law provisions).

ARTICLE II.    ADMINISTRATION.

            2.1    Committee Composition.    The Committee shall administer the Plan. The Committee shall consist exclusively of two or more directors of the Corporation, who shall be appointed by the Board. In addition, each member of the Committee shall meet the following requirements:

                (a)   Any listing standards prescribed by the principal securities market on which the Corporation's equity securities are traded;

                (b)   Such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under section 162(m)(4)(C) of the Code;

                (c)   Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and

                (d)   Any other requirements imposed by applicable law, regulations or rules.

            2.2    Committee Responsibilities.    The Committee shall (a) select the Employees, Outside Directors and Consultants who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan, (d) make all other decisions relating to the operation of the Plan and (e) carry out any other duties delegated to it by the Board. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee's determinations under the Plan shall be final and binding on all persons.

            2.3    Committee for Non-Officer Grants.    The Board may also appoint a secondary committee of the Board, which shall be composed of one or more directors of the Corporation who need not satisfy the requirements of Section 2.1. Such secondary committee may administer the Plan with respect to Employees and Consultants who are not Outside Directors and are not considered executive officers of the Corporation under section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and Consultants and may determine all features and conditions of such Awards. Within the limitations of this Section 2.3, any reference in the Plan to the Committee shall include such secondary committee.

ARTICLE III.    SHARES AVAILABLE FOR GRANTS.

            3.1    Basic Limitation.    Shares of Common Stock issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of shares of Common Stock that may be awarded pursuant to Stock Awards granted under the Plan on or after January 1, 2010 shall not exceed (a) 7,600,000 shares (which includes 1,541,428 shares remaining available for issuance under the Plan as of January 1, 2010) and (b) the additional shares of Common Stock described in Sections 3.2 and 3.3(1). The number of shares of Common Stock that may be awarded pursuant to ISOs granted under the Plan on or after January 1, 2010 shall not exceed 7,600,000 shares. The number of shares of Common Stock that may be awarded under the Plan on or after January 1, 2010 shall be reduced by (a) one share for every option and stock appreciation right granted under the Plan or the Corporation's 2008 New Employee Equity Incentive Plan on or after January 1, 2010 and (b) 1.45 shares for every stock award other than an option or stock appreciation right granted under the Plan or the Corporation's 2008 New Employee Equity Incentive Plan on or after January 1, 2010. The limitations of this Section 3.1 shall be subject to adjustment pursuant to Article 11. The number of shares of Common Stock that are subject to Options or other rights outstanding at any time under the Plan shall not exceed the number of shares of Common Stock that then remain available for issuance under the Plan. No further awards shall be granted under the Predecessor Plans after the dates specified in Section 17.1.

(1)
The history of the Plan's share reserve prior to January 1, 2010 includes the following: (i) an initial share reserve of 13,034,369 shares (consisting of 3,700,000 shares plus 9,334,369 shares remaining available for issuance under the Pre-IPO Plans on the date of effectiveness of the IPO) and (ii) an increase of 3,500,000 shares approved by the Compensation Committee of the Board of Directors on November 29, 2006 and the Board of Directors on December 6, 2006 (all share numbers in clause (i) reflect the reverse stock split approved in connection with the Corporation's IPO).

            3.2    Additional Shares.    If restricted shares or shares of Common Stock issued upon the exercise of options under this Plan or the Predecessor Plans are forfeited or repurchased, then such shares of Common Stock shall again become available for Stock Awards under this Plan. If stock units, options or stock appreciation rights under this Plan or the Predecessor Plans are forfeited, settled in cash (in whole or in part) or terminate for any other reason before being exercised, then the corresponding shares of Common Stock shall again become available for Stock Awards under this Plan. Notwithstanding anything to the contrary contained herein, on or after January 1, 2010, the following shares of Common Stock shall not be added back to the number of shares available for Stock Awards under Section 3.1: (i) shares tendered by a Participant or withheld by the Corporation in payment of the exercise price of an option granted under this Plan or the Predecessor Plans, or to satisfy any tax withholding obligation with respect to a stock award granted under this Plan or the Predecessor Plans, (ii) shares subject to a stock appreciation right issued under this Plan or the Predecessor Plans that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof and (iii) shares reacquired by the Corporation on the open market or otherwise using cash proceeds from the exercise of an option granted under this Plan or the Predecessor Plans. On or after January 1, 2010, any shares that again become available for Stock Awards under this Section 3.2 shall be added back as (i) one share if such shares were subject to options or stock appreciation rights granted under this Plan or the Predecessor Plans and (ii) 1.45 shares if such shares were subject to stock awards other than options or stock appreciation rights that were granted under this Plan or the Predecessor Plans.

            3.3    Shares Subject to Substituted Awards.    The number of shares of Common Stock subject to Substitute Awards granted by the Corporation shall not reduce the number of shares of Common Stock that may be issued under Section 3.1, nor shall shares subject to Substitute Awards again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided under Section 3.2.

ARTICLE IV.    ELIGIBILITY.

            4.1    Incentive Stock Options.    Only Employees who are common-law employees of the Corporation, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Corporation or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(6) of the Code are satisfied.

            4.2    Other Grants.    Awards other than ISOs may only be granted to Employees, Outside Directors and Consultants.

ARTICLE V.    OPTIONS.

            5.1    Stock Option Agreement.    Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Corporation. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a reduction in the Optionee's other compensation.

            5.2    Number of Shares.    Each Stock Option Agreement shall specify the number of shares of Common Stock subject to the Option and shall provide for the adjustment of such number in accordance with Article 11. Options granted to any Optionee in a single fiscal year of the Corporation shall not cover more than 1,500,000 shares of Common Stock, except that Options granted to a new Employee in the fiscal year of the Corporation in which his or her service as an Employee first commences shall not cover more than 2,000,000 shares of Common Stock. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 11.

            5.3    Exercise Price.    Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price shall in no event be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant. This Section 5.3 shall not apply to an Option granted pursuant to an assumption of, or substitution for, another option in a manner that complies with Section 424(a) of the Code (whether or not the Option is an ISO).

            5.4    Exercisability and Term.    Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of a Change in Control, the Optionee's death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee's service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited.

            5.5    Modification or Assumption of Options.    Within the limitations of the Plan, the Committee may modify, extend, or assume outstanding options. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Articles 10 and 11, neither the Committee nor any other person may (a) decrease the exercise price for any outstanding Option after the date of grant, (b) cancel or allow an optionee to surrender an outstanding Option to the Corporation in exchange for cash or as consideration for the grant of a new Option with a lower exercise price or the grant of another type of Award the effect of which is to reduce the exercise price of any outstanding Option or (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the NASDAQ Stock Market (or such other principal U.S. national securities exchange on which the Corporation's Common Stock is traded).

            5.6    Buyout Provisions.    Except to the extent prohibited by Section 5.5, the Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

ARTICLE VI.    PAYMENT FOR OPTION SHARES.

            6.1    General Rule.    The entire Exercise Price of shares of Common Stock issued upon exercise of Options shall be payable in cash or cash equivalents at the time such shares of Common Stock are purchased, except that the Committee at its sole discretion may accept payment of the Exercise Price in any other form(s) described in this Article 6. However, if the Optionee is an Outside Director or executive officer of the Corporation, he or she may pay the Exercise Price in a form other than cash or cash equivalents only to the extent permitted by section 13(k) of the Exchange Act.

            6.2    Surrender of Stock.    With the Committee's consent, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, shares of Common Stock that are already owned by the Optionee. Such shares of Common Stock shall be valued at their Fair Market Value on the date the new shares of Common Stock are purchased under the Plan. The Optionee shall not surrender, or attest to the ownership of, shares of Common Stock in payment of the Exercise Price if such action would cause the Corporation to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

            6.3    Exercise/Sale.    With the Committee's consent, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Corporation) an irrevocable direction to a securities broker approved by the Corporation to sell all or part of the shares of Common Stock being purchased under the Plan and to deliver all or part of the sales proceeds to the Corporation.

            6.4    Exercise/Pledge.    With the Committee's consent, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Corporation) an irrevocable direction to pledge all or part of the shares of Common Stock being purchased under the Plan to a securities broker or lender approved by the Corporation, as security for a loan, and to deliver all or part of the loan proceeds to the Corporation.

            6.5    Promissory Note.    To the extent permitted by Section 13(k) of the Exchange Act, with the Committee's consent, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Corporation) a full-recourse promissory note. However, the par value of the shares of Common Stock being purchased under the Plan, if newly issued, shall be paid in cash or cash equivalents.

            6.6    Other Forms of Payment.    With the Committee's consent, all or any part of the Exercise Price and any withholding taxes may be paid in any other form that is consistent with applicable laws, regulations and rules.

ARTICLE VII.    STOCK APPRECIATION RIGHTS.

            7.1    SAR Agreement.    Each grant of an SAR under the Plan shall be evidenced by an SAR Agreement between the Optionee and the Corporation. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee's other compensation.

            7.2    Number of Shares.    Each SAR Agreement shall specify the number of shares of Common Stock to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 11. SARs granted to any Optionee in a single fiscal year shall in no event pertain to more than 1,500,000 shares of Common Stock, except that SARs granted to a new Employee in the fiscal year of the Corporation in which his or her service as an Employee first commences shall not pertain to more than 2,000,000 shares of Common Stock. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 11.

            7.3    Exercise Price.    Each SAR Agreement shall specify the Exercise Price which, except with respect to Substitute Awards, shall not be less than Fair Market Value. An SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.

            7.4    Exercisability and Term.    Each SAR Agreement shall specify the date all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR; provided that the term of a SAR shall in no event exceed 10 years from the date of grant. An SAR Agreement may provide for accelerated exercisability in the event of a Change in Control, the Optionee's death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee's service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. An SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. An SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

            7.5    Exercise of SARs.    Upon exercise of an SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Corporation (a) shares of Common Stock, (b) cash or (c) a combination of shares of Common Stock and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of shares of Common Stock received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the shares of Common Stock subject to the SARs exceeds the Exercise Price. If, on the date an SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion.

            7.6    Modification or Assumption of SARs.    Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs. The foregoing notwithstanding, no modification of an SAR shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such SAR. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Articles 10 and 11, neither the Committee nor any other person may (a) decrease the exercise price for any outstanding SAR after the date of grant, (b) cancel or allow an Optionee to surrender an outstanding SAR to the Corporation in exchange for cash or as consideration for the grant of a new SAR with a lower exercise price or the grant of another type of Award the effect of which is to reduce the exercise price of any outstanding SAR or (c) take any other action with respect to a SAR that would be treated as a repricing under the rules and regulations of the NASDAQ Stock Market (or such other principal U.S. national securities exchange on which the Corporation's Common Stock is traded).

ARTICLE VIII.    RESTRICTED SHARES.

            8.1    Restricted Stock Agreement.    Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Corporation. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

            8.2    Payment for Awards.    Subject to the following two sentences, Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, property, full-recourse promissory notes, past services and future services. To the extent that an Award consists of newly issued Restricted Shares, the consideration shall consist exclusively of cash, cash equivalents, property or past services rendered to the Corporation (or a Parent or Subsidiary) or, for the amount in excess of the par value of such newly issued Restricted Shares, full-recourse promissory notes. If the Participant is an Outside Director or executive officer of the Corporation, he or she may pay for Restricted Shares with a promissory note only to the extent permitted by section 13(k) of the Exchange Act. Within the limitations of the Plan, the Committee may accept the cancellation of outstanding options in return for the grant of Restricted Shares.

            8.3    Vesting Conditions.    Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. The Committee may include among such conditions the requirement that the performance of the Corporation or a business unit of the Corporation for a specified period of one or more fiscal years equal or exceed a target determined in advance by the Committee. The Committee shall determine such performance. Such target shall be based on one or more of the criteria set forth in Appendix A. The Committee shall identify such target not later than the 90th day of such period. Subject to adjustment in accordance with Article 11, in no event shall more than 1,500,000 Restricted Shares that are subject to performance-based vesting conditions be granted to any Participant in a single fiscal year of the Corporation, except that 2,000,000 Restricted Shares may be granted to a new Employee in the fiscal year of the Corporation in which his or her service as an Employee first commences. A Restricted Stock Agreement may provide for accelerated vesting in the event of a Change in Control, the Participant's death, disability or retirement or other events.

            8.4    Voting and Dividend Rights.    The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Corporation's other stockholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid. Cash dividends with respect to any Restricted Shares and any other property (other than cash) distributed as a dividend or otherwise with respect to Restricted Shares that vest based on the achievement of performance goals shall be accumulated, shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Shares with respect to which such cash, shares or other property has been distributed and shall be paid at the time such restrictions and risk of forfeiture lapse.

ARTICLE IX.    STOCK UNITS AND PERFORMANCE CASH AWARDS.

            9.1    Stock Unit Agreement.    Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Corporation. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the recipient's other compensation.

            9.2    Payment for Awards.    To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

            9.3    Vesting Conditions.    Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. The Committee may include among such conditions the requirement that the performance of the Corporation or a business unit of the Corporation for a specified period of one or more fiscal years equal or exceed a target determined in advance by the Committee. The Committee shall determine such performance. Such target shall be based on one or more of the criteria set forth in Appendix A. The Committee shall identify such target not later than the 90th day of such period. Subject to adjustment in accordance with Article 11, in no event shall more than 1,500,000 Stock Units that are subject to performance-based vesting conditions be granted to any Participant in a single fiscal year of the Corporation, except that up to 2,000,000 Stock Units subject to performance-based vesting conditions may be granted to a new Employee in the fiscal year of the Corporation in which his or her Service first commences. A Stock Unit Agreement may provide for accelerated vesting in the event of a Change in Control, the Participant's death, disability or retirement or other events.

            9.4    Voting and Dividend Rights.    The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee's discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one share of Common Stock while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of shares of Common Stock, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach. Notwithstanding the foregoing, dividend equivalents with respect to any Stock Units that vest based on the achievement of performance goals shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

            9.5    Form and Time of Settlement of Stock Units.    Settlement of vested Stock Units may be made in the form of (a) cash, (b) shares of Common Stock or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of shares of Common Stock over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 11.

            9.6    Death of Recipient.    Any Stock Units Award that becomes payable after the recipient's death shall be distributed to the recipient's beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Corporation. A beneficiary designation may be changed by filing the prescribed form with the Corporation at any time before the Award recipient's death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient's death shall be distributed to the recipient's estate.

            9.7    Creditors' Rights.    A holder of Stock Units shall have no rights other than those of a general creditor of the Corporation. Stock Units represent an unfunded and unsecured obligation of the Corporation, subject to the terms and conditions of the applicable Stock Unit Agreement.

            9.8    Performance Cash Awards.    A Performance Cash Award is a cash award that may be granted upon the attainment of certain performance goals for a specified performance period of one or more fiscal years. The Committee shall determine such performance. The goals applicable to a Performance Cash Award shall be based on one or more of the criteria set forth in Appendix A. The Committee shall determine such goals no later than the 90th day of such period. Each Performance Cash Award shall be set forth in a written agreement or in a resolution duly adopted by the Committee which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of various Performance Cash Awards need not be identical. The maximum amount that may be paid to any Participant for each fiscal year of the Corporation in a performance period attributable to Performance Cash Awards shall not exceed $2,000,000. The Committee may determine, at the time of granting a Performance Cash Award or thereafter, that all or part of such Performance Cash Award shall become earned and payable in the event that the Corporation is subject to a Change in Control before the Participant's service terminates or as otherwise determined by the Committee in special circumstances.

ARTICLE X.    CHANGE IN CONTROL.

            10.1    Effect of Change in Control.    Unless the Committee provides otherwise in a Stock Option Agreement, SAR Agreement, Restricted Stock Agreement or Stock Unit Agreement, in the event of any Change in Control, each outstanding Stock Award shall automatically accelerate so that each such Stock Award shall, immediately prior to the effective date of the Change in Control, become fully exercisable for all of the shares of Common Stock at the time subject to such Stock Award and may be exercised for any or all of those shares as fully-vested shares of Common Stock. However, an outstanding Stock Award shall not so accelerate if and to the extent such Stock Award is, in connection with the Change in Control, either to be assumed by the successor corporation (or parent thereof) or to be replaced with a comparable Stock Award for shares of the capital stock of the successor corporation (or parent thereof). The determination of award comparability shall be made by the Committee, and its determination shall be final, binding and conclusive.

            10.2    Acceleration.    The Committee shall have the discretion, exercisable either at the time the Stock Award is granted or at any time while the Stock Award remains outstanding, to provide for the automatic acceleration of vesting upon the occurrence of a Change in Control, whether or not the Stock Award is to be assumed or replaced in the Change in Control.

ARTICLE XI.    PROTECTION AGAINST DILUTION.

            11.1    Adjustments.    In the event of a subdivision of the outstanding shares of Common Stock, a declaration of a dividend payable in shares of Common Stock, a declaration of a dividend payable in a form other than shares of Common Stock in an amount that has a material affect on the price of shares of Common Stock, a combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a lesser number of shares of Common Stock, a recapitalization, a spin-off or a similar occurrence, corresponding adjustments shall automatically be made in each of the following:

                (a)   The number of Options, SARs, Restricted Shares and Stock Units available for future Stock Awards under Article 3, including the limitation on the number of ISOs in Section 3.1;

                (b)   The limitations set forth in Sections 5.2, 7.2, 8.3 and 9.3;

                (c)   The number of shares of Common Stock covered by each outstanding Option and SAR;

                (d)   The Exercise Price under each outstanding Option and SAR; or

                (e)   The number of Stock Units included in any prior Award which has not yet been settled.

Except as provided in this Article 11, a Participant shall have no rights by reason of any issue by the Corporation of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

            11.2    Dissolution or Liquidation.    To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Corporation.

            11.3    Reorganizations.    In the event that the Corporation is a party to a merger or consolidation, all outstanding Stock Awards shall be subject to the agreement of merger or consolidation. Such agreement shall provide for one or more of the following:

                (a)   The continuation of such outstanding Stock Awards by the Corporation (if the Corporation is the surviving corporation).

                (b)   The assumption of such outstanding Stock Awards by the surviving corporation or its parent (in a manner that complies with section 424(a) of the Code with respect to Options).

                (c)   The substitution by the surviving corporation or its parent of new awards for such outstanding Stock Awards (in a manner that complies with section 424(a) of the Code with respect to Options).

                (d)   Full exercisability of such outstanding Stock Awards and full vesting of the shares of Common Stock subject to such Stock Awards, followed by the cancellation of such Stock Awards. The full exercisability of such Stock Awards and full vesting of the shares of Common Stock subject to such Stock Awards may be contingent on the closing of such merger or consolidation. The Participants shall be able to exercise such Stock Awards during a period of not less than five full business days preceding the closing date of such merger or consolidation, unless (i) a shorter period is required to permit a timely closing of such merger or consolidation and (ii) such shorter period still offers the Participants a reasonable opportunity to exercise such Stock Awards. Any exercise of such Stock Awards during such period may be contingent on the closing of such merger or consolidation.

                (e)   The cancellation of such outstanding Stock Awards and a payment to the Participants equal to the excess of (i) the Fair Market Value of the shares of Common Stock subject to such Stock Awards (whether or not such Stock Awards are then exercisable or such shares of Common Stock are then vested) as of the closing date of such merger or consolidation over (ii) their Exercise Price. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Stock Awards would have become exercisable or such shares of Common Stock would have vested. Such payment may be subject to vesting based on the Optionee's continuing service, provided that the vesting schedule shall not be less favorable to the Participants than the schedule under which such Stock Awards would have become exercisable or such shares of Common Stock would have vested. If the Exercise Price of the shares of Common Stock subject to such Stock Awards exceeds the Fair Market Value of such shares of Common Stock, then such Stock Awards may be cancelled without making a payment to the

    Participants. For purposes of this Subsection (e), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

ARTICLE XII.    DEFERRAL OF AWARDS.

            The Committee (in its sole discretion) may permit or require a Participant to:

                (a)   Have cash that otherwise would be paid to such Participant as a result of the exercise of an SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Corporation's books;

                (b)   Have shares of Common Stock that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or

                (c)   Have shares of Common Stock that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Corporation's books. Such amounts shall be determined by reference to the Fair Market Value of such shares of Common Stock as of the date they otherwise would have been delivered to such Participant.

A deferred compensation account established under this Article 12 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Corporation. Such an account shall represent an unfunded and unsecured obligation of the Corporation and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Corporation. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Article 12.

ARTICLE XIII.    AWARDS UNDER OTHER PLANS.

            The Corporation may grant awards under other plans or programs. Such awards may be settled in the form of shares of Common Stock issued under this Plan. Such shares of Common Stock shall be treated for all purposes under the Plan like shares of Common Stock issued in settlement of Stock Units and shall, when issued, reduce the number of shares of Common Stock available under Article 3.

ARTICLE XIV.    PAYMENT OF FEES IN SECURITIES.

            14.1    Effective Date.    No provision of this Article 14 shall be effective unless and until the Board has determined to implement such provision.

            14.2    Elections to Receive NSOs, Restricted Shares or Stock Units.    An Outside Director may elect to receive his or her annual retainer payments or meeting fees from the Corporation in the form of cash, NSOs, Restricted Shares or Stock Units, or a combination thereof, as determined by the Board. Such NSOs, Restricted Shares and Stock Units shall be issued under the Plan. An election under this Article 14 shall be filed with the Corporation on the prescribed form.

            14.3    Number and Terms of NSOs, Restricted Shares or Stock Units.    The number of NSOs, Restricted Shares or Stock Units to be granted to Outside Directors in lieu of annual retainers or meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The Board shall also determine the terms of such NSOs, Restricted Shares or Stock Units.

ARTICLE XV.    LIMITATION ON RIGHTS.

            15.1   Retention Rights.    Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Outside Director or Consultant. The Corporation and its Parents, Subsidiaries and Affiliates reserve the right to terminate the service of any Employee, Outside Director or Consultant at any time, with or without cause, subject to applicable laws, the Corporation's certificate of incorporation and by-laws and a written employment agreement (if any).

            15.2   Stockholders' Rights.    A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any shares of Common Stock covered by his or her Award prior to the time a stock certificate for such shares of Common Stock is issued or, if applicable, the time he or she becomes entitled to receive such shares of Common Stock by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

            15.3   Regulatory Requirements.    Any other provision of the Plan notwithstanding, the obligation of the Corporation to issue shares of Common Stock under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Corporation reserves the right to restrict, in whole or in part, the delivery of shares of Common Stock pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such shares of Common Stock, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

            15.4   Transferability of Awards.    Except as provided below, no Award and no shares subject to Awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by a beneficiary designation, will or the laws of descent and distribution, and such Award may be exercised during the life of a Participant only by the Participant or the Participant's guardian or legal representative. To the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award (each transferee there, a "Permitted Assignee") other than an ISO to a "family member" as such term is defined in the General Instructions to Form S-8 (whether by gift or a domestic relations order); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Corporation evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan.

ARTICLE XVI.    WITHHOLDING TAXES.

            16.1   General.    To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Corporation for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Corporation shall not be required to issue any shares of Common Stock or make any cash payment under the Plan until such obligations are satisfied.

            16.2   Share Withholding.    To the extent that applicable law subjects a Participant to tax withholding obligations, the Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Corporation withhold all or a portion of any shares of Common Stock that otherwise would be issued to him or her or by surrendering all or a portion of any shares of Common Stock that he or she previously acquired. Such shares of Common Stock shall be valued at their Fair Market Value on the date they are withheld or surrendered.

ARTICLE XVII.    FUTURE OF THE PLAN.

            17.1   Term of the Plan.    The Plan shall remain in effect until it is terminated under Section 17.2, except that no ISOs shall be granted on or after the 10th anniversary of the later of (a) the date the Board adopted the Plan or (b) the date the Board adopted the most recent increase in the number of shares of Common Stock available under Article 3 which was approved by the Corporation's stockholders. No further option grants shall be made under the Pre-IPO Plans after the Plan effective date. No further awards shall be made under the Corporation's 2008 New Employee Equity Incentive Plan after the date of the Corporation's 2010 Annual Meeting of Stockholders, assuming this Plan is re-approved by the stockholders at such meeting. All awards outstanding under the Predecessor Plans as of such dates shall, immediately upon effectiveness of the Plan, remain outstanding in accordance with their terms. Each outstanding award under the Predecessor Plans shall continue to be governed solely by the terms of the documents evidencing such award, and no provision of the Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such awards with respect to their acquisition of shares of Common Stock, except that the following vesting acceleration provisions relating to Change in Control shall be extended to the options outstanding under the Pre-IPO Plans at the IPO: if the optionee experiences an involuntary termination within three months before or twenty-four months following a Change in Control, each of such optionee's outstanding options shall automatically accelerate so that each such option shall, immediately prior to the effective date of the termination, become fully exercisable for all of the shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully-vested shares of Common Stock.

            17.2   Amendment or Termination.    The Board may, at any time and for any reason, amend or terminate the Plan. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.

            17.3   Stockholder Approval.    An amendment of the Plan shall be subject to the approval of the Corporation's stockholders only to the extent required by applicable laws, regulations or rules. However, an amendment of the last sentence of Section 5.5 or 7.6 is subject to the approval of the Corporation's stockholders and section 162(m) of the Code may require that the Corporation's stockholders approve:

                (a)   The Plan not later than the first regular meeting of stockholders that occurs in the fourth calendar year following the calendar year in which the Corporation's initial public offering occurred; and

                (b)   The performance criteria set forth on Appendix A not later than the first meeting of stockholders that occurs in the fifth year following the year in which the Corporation's stockholders previously approved such criteria.

ARTICLE XVIII.    DEFINITIONS.

            18.1   "Affiliate" means any entity other than a Subsidiary, if the Corporation and/or one or more Subsidiaries own not less than 50% of such entity.

            18.2   "Award" means any award of a Stock Award or a Performance Cash Award under the Plan.

            18.3   "Board" means the Corporation's Board of Directors, as constituted from time to time.

            18.4   "Change in Control" shall mean:

                (a)   The consummation of a merger or consolidation of the Corporation with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Corporation immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

                (b)   The sale, transfer or other disposition of all or substantially all of the Corporation's assets;

                (c)   A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:

                        (i)  Had been directors of the Corporation on the date 24 months prior to the date of such change in the composition of the Board (the "Original Directors") or

                       (ii)  Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this Paragraph (ii); or

                (d)   Any transaction as a result of which any person is the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing at least 50% of the total voting power represented by the Corporation's then outstanding voting securities. For purposes of this Paragraph (d), the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of the common stock of the Corporation.

Except with respect to a GSK Change In Control (defined below), (i) any stock purchase by SmithKline Beecham Corporation, a Pennsylvania corporation ("GSK"), pursuant to the Class A Common Stock Purchase Agreement dated as of March 30, 2004 or (ii) the exercise by GSK of any of its rights under the Amended and Restated Governance Agreement dated as of June 4, 2004 among the Corporation, GSK, GlaxoSmithKline plc and Glaxo Group Limited, as amended (the "Governance Agreement") to representation on the Board (and its committees) or (iii) any acquisition by GSK of securities of the Corporation (whether by merger, tender offer, private or market purchases or otherwise) not prohibited by the Governance Agreement shall not constitute a Change in Control. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Corporation's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation's securities immediately before such transaction. A "GSK Change In Control" shall mean the acquisition by GSK of the Corporation's Voting Stock (as defined in the Governance Agreement) that would bring GSK's Percentage Interest (as defined in the Governance Agreement) to 100% in compliance with the provisions of the Governance Agreement.

            18.5   "Code" means the Internal Revenue Code of 1986, as amended.

            18.6   "Committee" means a committee of the Board, as described in Article 2.

            18.7   "Common Stock" means the common stock of the Corporation.

            18.8   "Corporation" means Theravance, Inc., a Delaware corporation.

            18.9   "Consultant" means a consultant or adviser who provides bona fide services to the Corporation, a Parent, a Subsidiary or an Affiliate as an independent contractor. Service as a

Consultant shall be considered employment for all purposes of the Plan, except as provided in Section 4.1.

            18.10    "Employee" means a common-law employee of the Corporation, a Parent, a Subsidiary or an Affiliate.

            18.11    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            18.12    "Exercise Price," in the case of an Option, means the amount for which one share of Common Stock may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. "Exercise Price," in the case of an SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one share of Common Stock in determining the amount payable upon exercise of such SAR.

            18.13    "Fair Market Value" means the closing selling price of one share of Common Stock as reported on Nasdaq, and if not available, then it shall be determined by the Committee in good faith on such basis as it deems appropriate. Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in The Wall Street Journal. Such determination shall be conclusive and binding on all persons.

            18.14    "IPO" means the initial public offering of the Corporation's Common Stock.

            18.15    "ISO" means an incentive stock option described in section 422(b) of the Code.

            18.16    "NSO" means a stock option not described in sections 422 or 423 of the Code.

            18.17    "Option" means an ISO or NSO granted under the Plan and entitling the holder to purchase shares of Common Stock.

            18.18    "Optionee" means an individual who or estate that holds an Option or SAR.

            18.19    "Outside Director" shall mean a member of the Board who is not an Employee. Service as an Outside Director shall be considered employment for all purposes of the Plan, except as provided in Section 4.1.

            18.20    "Parent" means any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, if each of the corporations other than the Corporation owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

            18.21    "Participant" means an individual who or estate that holds an Award.

            18.22    "Performance Cash Award" means an award of cash granted under Section 9.8 of the Plan.

            18.23    "Plan" means this Theravance, Inc. 2004 Equity Incentive Plan, as amended from time to time.

            18.24    "Predecessor Plans" means the Corporation's 1997 Stock Plan, Long-Term Stock Option Plan and 2008 New Employee Equity Incentive Plan.

            18.25    "Pre-IPO Plans" means the Corporation's 1997 Stock Plan and Long-Term Stock Option Plan.

            18.26    "Restricted Share" means a share of Common Stock awarded under Article 8 of the Plan.

            18.27    "Restricted Stock Agreement" means the agreement between the Corporation and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

            18.28    "SAR" means a stock appreciation right granted under the Plan.

            18.29    "SAR Agreement" means the agreement between the Corporation and an Optionee which contains the terms, conditions and restrictions pertaining to his or her SAR.

            18.30    "Stock Award" means any award of an Option, an SAR, a Restricted Share or a Stock Unit under the Plan.

            18.31    "Stock Option Agreement" means the agreement between the Corporation and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

            18.32    "Stock Unit" means a bookkeeping entry representing the equivalent of one share of Common Stock, as awarded under the Plan.

            18.33    "Stock Unit Agreement" means the agreement between the Corporation and the recipient of a Stock Unit which contains the terms, conditions and restrictions pertaining to such Stock Unit.

            18.34    "Subsidiary" means any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

            18.35    "Substitute Awards" means Awards or shares of Common Stock issued by the Corporation in assumption of, or substitution or exchange for, Awards previously granted, or the right or obligation to make future awards, in each case by a corporation acquired by the Corporation or any Affiliate or with which the Corporation or any Affiliates combines to the extent permitted by NASDAQ Marketplace Rule 5635 or any successor thereto.

 Appendix A

PERFORMANCE CRITERIA
FOR RESTRICTED SHARES, STOCK UNITS AND PERFORMANCE CASH AWARDS

            The performance goals that may be used by the Committee for such awards shall consist of: stock price; net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Corporation; market share; gross profits; net profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; drug development milestones; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities, successfully executing an advisory committee meeting, or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Corporation or the Corporation's third-party manufacturer) and validation of manufacturing processes (whether the Corporation's or the Corporation's third-party manufacturer's); initiation or completion of pre-clinical studies; clinical achievements (including initiating clinical studies; initiating enrollment, completing enrollment or enrolling particular numbers of subjects in clinical studies; completing phases of a clinical study (including the treatment phase); or announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Corporation's products or development candidates (including with group purchasing organizations, distributors and other vendors); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Corporation's products or development candidates); co-development, co-marketing, profit sharing, joint venture or other similar arrangements); financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Corporation's equity or debt securities; factoring transactions; sales or licenses of the Corporation's assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research (including nominating a development candidate or initiating a new full discovery program), development, manufacturing (including initiating formulation or device development work or finalizing API or drug product processes), commercialization, development candidates, products or projects, safety, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel. In the areas of development, regulatory progress and commercialization, the achievements described above performed by a third party with which the Corporation has a licensing or collaborative agreement (a "Partner") shall apply to the Corporation. For example, if a Partner accomplishes development milestones, regulatory achievements, commercialization or sales targets with an asset within a program that is a subject of the licensing or collaboration agreement between the Corporation and the Partner, then such Partner's accomplishments shall constitute achievements of the Corporation. Such performance goals also may be based solely by reference to the Corporation's performance or the performance of a Subsidiary, division, business segment or business unit of the Corporation, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. To the extent consistent with section 162(m) of the Code, the Committee may adjust the results under any performance criterion to exclude any of the following events that occurs during a performance measurement period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs and (e) any extraordinary, unusual or non-recurring items.

PX 68999 You can now access your Theravance, Inc. account online. Access your Theravance, Inc. account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for Theravance, Inc., now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 PROXY THERAVANCE, INC. Annual Meeting of Stockholders – April 27, 2010 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Rick E Winningham and Michael W. Aguiar, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Theravance, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held April 27, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. FOLD AND DETACH HERE (Continued and to be marked, dated and signed, on the other side)

PX 68999 FOLD AND DETACH HERE YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time on April 26, 2010. OR If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET http://www.proxyvoting.com/thrx Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. THERAVANCE, INC. Mark Here for Address Change or Comments SEE REVERSE Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://investor.theravance.com/proxy.cfm Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Please mark your votes as indicated in this example X THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES AND “FOR” PROPOSALS 2 AND 3 BELOW. FOR ALL Nominees: WITHHOLD FOR ALL *EXCEPTIONS FOR AGAINST ABSTAIN ITEM 1 – Election of Directors 01 Rick E Winningham 02 Jeffrey M. Drazan 03 Robert V. Gunderson, Jr 04 Arnold J. Levine, Ph.D. 05 Burton G. Malkiel, Ph.D. (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions _________________________________________________________ ITEM 2 – Approve an amendment and restatement of the Theravance, Inc. 2004 Equity Incentive Plan. ITEM 3 – Ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010. 06 Peter S. Ringrose, Ph.D. 07 William H. Waltrip 08 George M. Whitesides, Ph.D. 09 William D. Young

QuickLinks

PROPOSAL 1 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.
PROPOSAL 2 APPROVAL OF AMENDMENT AND RESTATEMENT OF 2004 EQUITY INCENTIVE PLAN
PROPOSAL 3 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COMPENSATION DISCUSSION AND ANALYSIS
OTHER MATTERS
  Appendix A
Theravance, Inc. 2004 Equity Incentive Plan (As Amended and Restated February 10, 2010)

THERAVANCE, INC. 2004 EQUITY INCENTIVE PLAN
Appendix A
PERFORMANCE CRITERIA FOR RESTRICTED SHARES, STOCK UNITS AND PERFORMANCE CASH AWARDS